EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Between

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

And

ALPENA BANKING CORPORATION

Dated as of January 23, 2014

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Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non-Competition Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 23, 2014 is by and between First Federal of Northern Michigan Bancorp, Inc., a Maryland corporation (“First Federal Bancorp”) and Alpena Banking Corporation, a Michigan corporation. First Federal Bancorp and Alpena Banking Corporation are sometimes collectively referred to as the “Parties.”

RECITALS

1.          First Federal Bancorp owns all of the issued and outstanding capital stock of First Federal of Northern Michigan (“First Federal Bank”). The principal offices of First Federal Bancorp and First Federal Bank are located in Alpena, Michigan.

2.          Alpena Banking Corporation owns all of the issued and outstanding capital stock of Bank of Alpena. The principal offices of Alpena Banking Corporation and Bank of Alpena are located in Alpena, Michigan.

3.          The Board of Directors of First Federal Bancorp and the Board of Directors of Alpena Banking Corporation each deem it in the best interests of its respective shareholders for Alpena Banking Corporation to merge with and into First Federal Bancorp, with First Federal Bancorp as the surviving entity, and for Bank of Alpena to merge with and into First Federal Bank with First Federal Bank as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement.

4.          As a condition to the willingness of First Federal Bancorp to enter into this Agreement, each of the directors of Alpena Banking Corporation has entered into a Voting Agreement with First Federal Bancorp dated as of the date hereof, substantially in the form of Exhibit A hereto, pursuant to which each director of Alpena Banking Corporation has agreed, among other things, to vote all shares of Alpena Banking Corporation Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement. In addition, as a condition to the willingness of First Federal Bancorp to enter into this Agreement, each of the directors of Alpena Banking Corporation and Bank of Alpena has entered into a Non-Competition Agreement with First Federal Bancorp dated as of the date hereof, substantially in the form of Exhibit B hereto, pursuant to which each director of Alpena Banking Corporation and Bank of Alpena has agreed, among other things, not to compete with First Federal Bancorp or First Federal Bank for two years following the Effective Time of the Merger in a specified geographic area, and not to solicit the customers or employees of First Federal Bancorp or First Federal Bank during the term of the Non-Competition Agreement.

5.          The Parties intend the Merger to qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

6.          The Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

7.          In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01         Definitions

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” has the meaning given to such term in Section 5.10 of this Agreement.

“Acquisition Transaction” has the meaning given to such term in Section 5.10 of this Agreement.

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment or supplement hereto, which constitutes a “plan of merger” between First Federal Bancorp and Alpena Banking Corporation.

“Alpena Banking Corporation Common Stock” means the common stock of Alpena Banking Corporation described in Section 3.03(a).

“Alpena Banking Corporation Compensation and Benefit Plans” has the meaning given to such term in Section 3.13 of this Agreement.

“Alpena Banking Corporation Defined Benefit Plan” has the meaning given to such term in Section 3.13(c) of this Agreement.

“Alpena Banking Corporation ERISA Affiliate” has the meaning given to such term in Section 3.13(c) of this Agreement.

“Alpena Banking Corporation Regulatory Agreement” has the meaning given to such term in Section 3.12(c) of this Agreement.

“Alpena Banking Corporation Shareholders Meeting” has the meaning given to such term in Section 7.01(a) of this Agreement.

“Alpena Banking Corporation Subsequent Determination” has the meaning given to such term in Section 5.10 of this Agreement.

“Alpena Banking Financials” means (i) the audited consolidated financial statements of Alpena Banking Corporation and its Subsidiaries as of December 31, 2012 and 2011 and for the two years ended December 31, 2012, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Alpena Banking Corporation as of each calendar quarter following December 31, 2012.

“Alpena Banking Subsidiary” means any direct or indirect Subsidiary of Alpena Banking Corporation, and includes Bank of Alpena, except that it does not include any corporation the stock of which is held in the ordinary course of the lending activities of Bank of Alpena.

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“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval of or nonobjection to the transactions described in this Agreement.

“Bank Merger” means the merger of Bank of Alpena with and into First Federal Bank with First Federal Bank as the surviving entity. The Bank Merger shall follow the Merger.

“Bank Merger Act” means the Bank Merger Act, within the FDIA and applicable regulations thereunder.

“Bank Merger Effective Date” means the date that the Articles of Combination evidencing shareholder approval of the Bank Merger is filed with the OCC or such other date as set forth in the Articles of Combination or as determined in accordance with applicable law.

“BHCA” means the Bank Holding Company Act, as amended.

“Certificate” means the certificate or certificates evidencing shares of Alpena Banking Corporation Common Stock.

“Claim” has the meaning given to such term in Section 6.08(a) of this Agreement.

“Closing” has the meaning given to such term in Section 2.03 of this Agreement.

“Closing Date” has the meaning given to such term in Section 2.03 of this Agreement.

“Confidentiality Agreement” has the meaning given to such term in Section 11.01 of this Agreement.

“Continuing Employees” has the meaning given to such term in Section 6.07(d) of this Agreement.

“CRA” means the Community Reinvestment Act.

“COBRA” has the meaning given to such term in Section 3.13(b) of this Agreement.

“DIFS” means the Michigan Department of Insurance and Financial Services.

“Disclosure Schedule” means the schedules delivered, before the execution of this Agreement, by one party to the other party which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or warranties made by the party in Article III or IV hereof, as the case may be, or to one or more of the covenants of the party included in Article V or VI hereof, as the case may be. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or that such item is reasonably likely to result in a Material Adverse Effect with respect to such party or was required to be disclosed therein.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning given to such term in Section 2.03 of this Agreement.

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“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means the bank or trust company or other agent designated by First Federal Bancorp, and reasonably acceptable to Alpena Banking Corporation, which shall act as agent for First Federal Bancorp in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” has the meaning given to such term in Section 2.05 of this Agreement.

“Exchange Ratio” has the meaning given to such term in Section 2.04 of this Agreement.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Indianapolis.

“First Federal Bancorp” means First Federal of Northern Michigan Bancorp, Inc., a Federal corporation having its principal place of business located at 100 South Second Avenue, Alpena, Michigan 49707.

“First Federal Bancorp Common Stock” means the common stock of First Federal Bancorp described in Section 4.03(a).

“First Federal Bancorp Option” means an option to purchase First Federal Bancorp Common Stock granted pursuant to the First Federal Bancorp Stock Benefit Plan.

“First Federal Bancorp Preferred Stock” has the meaning given to such term in Section 4.03(a) of this Agreement.

“First Federal Bancorp Regulatory Agreement” has the meaning given to such term in Section 4.10(c) of this Agreement.

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“First Federal Bancorp Securities Documents” has the meaning given to such term in Section 4.06(a) of this Agreement.

“First Federal Bancorp Shareholders Meeting” has the meaning given to such term in Section 7.01(b) of this Agreement.

“First Federal Bancorp Stock Benefit Plan” means the First Federal of Northern Michigan Bancorp, Inc. 2006 Stock-Based Incentive Plan.

“First Federal Bank” means First Federal of Northern Michigan, a federally chartered stock savings bank, having its home office located at 100 South Second Avenue, Alpena, Michigan 49707.

“First Federal Financials” means (i) the audited consolidated financial statements of First Federal Bancorp and Subsidiaries as of December 31, 2012 and 2011, and for the two years ended December 31, 2012, including the notes thereto; and (ii) the unaudited interim consolidated financial statements of First Federal Bancorp as of each calendar quarter following December 31, 2012 included in First Federal Bancorp Securities Documents.

“First Federal Subsidiary” means any direct or indirect Subsidiary of First Federal Bancorp, and includes First Federal Bank, except that it does not include any corporation the stock of which is held in the ordinary course of the lending activities of First Federal Bank.

“Former Alpena Banking Corporation Health Plan Participant” has the meaning given to such term in Section 6.07(d) of this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System, including as successor to the Office of Thrift Supervision, and, where appropriate, the Federal Reserve Bank of Chicago.

“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” has the meaning given to such term in Section 3.13(b) of this Agreement.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Indemnified Parties” has the meaning given to such term in Section 6.08(a) of this Agreement.

“IRC” has the meaning given to such term in the Recitals.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Party (including references to such Party being aware of a particular matter) means those facts that are actually known or would have been known following a reasonable investigation by the chief executive officer, chief financial officer or chief lending officer of such Party, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or Governmental Entity or any other material written notice received by that Party.

“Maryland Department” means the Maryland State Department of Assessments and Taxation.

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“Material Adverse Effect” means, with respect to First Federal Bancorp or Alpena Banking Corporation, any effect, circumstance or occurrence that (i) is material and adverse to the financial condition, results of operations, assets or business of First Federal Bancorp and the First Federal Subsidiaries taken as a whole, or Alpena Banking Corporation and the Alpena Banking Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of Alpena Banking Corporation, on the one hand, or First Federal Bancorp, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles or interpretations thereof generally applicable to financial institutions and/or their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken in accordance with the terms of this Agreement or with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the Parties and their respective Subsidiaries, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement, and (e) changes in economic conditions generally, including changes in the general level of market interest rates, or in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the Parties or any of their Subsidiaries.

“Material Contracts” has the meaning given to such term in Section 3.09(c) of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” has the meaning given to such term in Section 6.08(c) of this Agreement.

“MBCA” means the Michigan Business Corporation Act.

“Merger Consideration” has the meaning given to such term in Section 2.04 of this Agreement.

“Merger Registration Statement” means the registration statement, together with all amendments, filed by First Federal Bancorp with the SEC under the Securities Act to register shares of First Federal Bancorp Common Stock to be offered to holders of Alpena Banking Corporation Common Stock in connection with the Merger, and shall include the Proxy Statement-Prospectus.

“Merger” means the merger of Alpena Banking Corporation with and into First Federal Bancorp with First Federal Bancorp as the surviving entity.

“MGCL” means the Maryland General Corporation Law.

“Michigan Director” means the Director of the Michigan Department of Licensing and Regulatory Affairs.

“Nasdaq” means the Nasdaq Capital Market.

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“Notice of Superior Proposal” has the meaning given to such term in Section 5.10 of this Agreement.

“OCC” means the Office of the Comptroller of the Currency, including as successor to the Office of Thrift Supervision.

“Participation Facility” has the meaning given to such term in Section 3.15(b) of this Agreement.

“PBGC” has the meaning given to such term in Section 3.13(c) of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Previously Disclosed” means, with respect to any specific section or subsection of this Agreement, the information set forth by a party in (i) the corresponding section or subsection of its Disclosure Schedule, and (ii) any other section or subsection of its Disclosure Schedule to the extent it is reasonably clear from the context that the disclosure in such other section or subsection of its Disclosure Schedule is applicable to such specific section or subsection of this Agreement.

“Proxy Statement-Prospectus” has the meaning given to such term in Section 7.02(a) of this Agreement.

“Regulations” means applicable regulations promulgated by the FRB, the FDIC, the DIFS or the OCC with respect to the operations of Alpena Banking Corporation or First Federal Bancorp or any of their Subsidiaries.

“Regulatory Approvals” means the approval or required consent or waiver of any Regulatory Authority that is necessary in connection with the consummation of the Merger or the Bank Merger and the related transactions contemplated by this Agreement.

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the Parties and the transactions contemplated by this Agreement, including without limitation the FRB, the FDIC, the DIFS and the OCC.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, dumping, disposing or depositing.

“Representative” has the meaning given to such term in Section 5.10(a) of this Agreement.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

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“Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either First Federal Bank or Bank of Alpena as the case may be, in the ordinary course of their lending activities.

“Superior Proposal” has the meaning given to such term in Section 5.10 of this Agreement.

“Termination Date” means December 31, 2014.

“Treasury Stock” has the meaning given to such term in Section 2.04(a) of this Agreement.

ARTICLE II
THE MERGERS AND RELATED MATTERS

Section 2.01         Effects of Merger; Surviving Entities.

(a)         Structure. Alpena Banking Corporation shall merge with and into First Federal Bancorp with First Federal Bancorp as the surviving entity pursuant to this Agreement. The separate existence of Alpena Banking Corporation shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Alpena Banking Corporation shall be transferred to and assumed by First Federal Bancorp (or its wholly-owned subsidiary) as the surviving entity in the Merger, without further act or deed, all in accordance with the HOLA and applicable Regulations. The Articles of Incorporation and Bylaws of First Federal Bancorp as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors and officers of First Federal Bancorp immediately prior to the Effective Time shall be the directors and officers of surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

(b)         Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, First Federal Bancorp may, subject to the filing of all necessary applications and the receipt of all required Regulatory Approvals, modify the structure of the transactions described in this Section 2.01, and the Parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the shareholders of Alpena Banking Corporation as a result of such modification, (ii) such modification will not materially delay or jeopardize receipt of any required Regulatory Approvals required under Section 7.03, and (iii) the consideration to be paid to the holders of Alpena Banking Corporation Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount.

Section 2.02         Effect on Outstanding Shares of First Federal Bancorp Common Stock.

At and after the Effective Time, each share of First Federal Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of First Federal Bancorp at the Effective Time and shall not be affected by the Merger.

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Section 2.03.         Closing; Effective Time.

The closing of the Merger (“Closing”) shall occur on the date determined by First Federal Bancorp, in consultation with and upon no less than three (3) business days prior written notice to Alpena Banking Corporation, but in no event later than the close of business on the twentieth (20th) business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the Parties (the date on which the Closing occurs being the “Closing Date”). The Merger shall be effected by the filing of Articles of Merger with the Maryland Department and a Certificate of Merger with the Michigan Director in accordance with the MGCL and the MBCA, respectively. The Merger shall become effective at such time the Articles of Merger are filed with the Maryland Department and the Certificate of Merger is filed with the Michigan Director, or at such later time as the Parties agree and specify in the Articles of Merger and the Certificate of Merger, in accordance with the MGCL and the MBCA, respectively (the date and time the Merger becomes effective being the “Effective Time”).

Section 2.04.         Conversion of Alpena Banking Corporation Common Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of First Federal Bancorp, Alpena Banking Corporation or the holders of any of the shares of Alpena Banking Corporation Common Stock:

(a)       All shares of Alpena Banking Corporation Common Stock held in the treasury of Alpena Banking Corporation (“Treasury Stock”) and each share of Alpena Banking Corporation Common Stock owned by First Federal Bancorp immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(b)       Subject to Section 2.04(a), each share of Alpena Banking Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, as provided in and subject to the terms set forth in this Agreement, the right to receive 1.549 shares (the “Exchange Ratio”) of First Federal Bancorp Common Stock (the “Merger Consideration”).

(c)        After the Effective Time, shares of Alpena Banking Corporation Common Stock shall be no longer outstanding and shall be canceled automatically and shall cease to exist, and shall thereafter by operation of this section represent the right to receive the Merger Consideration.

(d)        In the event First Federal Bancorp changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of First Federal Bancorp Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding First Federal Bancorp Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted.

Section 2.05         Procedures for Exchange of Alpena Banking Corporation Common Stock.

(a)        At or prior to the Effective Time, First Federal Bancorp shall reserve sufficient shares of First Federal Bancorp Common Stock equal to the aggregate amount of the Merger Consideration payable pursuant to Section 2.04 of this Article II (such shares of First Federal Bancorp Common Stock together with the cash in lieu of fractional shares to be paid in accordance with Section 2.05(i) herein being hereinafter referred to as the “Exchange Fund”).

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(b)        First Federal Bancorp shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration into which the Alpena Banking Corporation Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be subject to the approval of Alpena Banking Corporation (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration and a check representing any cash payment in lieu of fractional shares which such former holder has the right to receive in respect of the Certificate(s) surrendered pursuant to the provisions of this Section 2.05, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration.

(c)        The holder of a Certificate shall have no rights, after the Effective Time, with respect to such Alpena Banking Corporation Common Stock except to surrender the Certificate(s) in exchange for the Merger Consideration (and any cash in lieu of fractional shares) as provided in this Agreement.

(d)       If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)        From and after the Effective Time, there shall be no transfers on the stock transfer books of Alpena Banking Corporation of the Alpena Banking Corporation Common Stock that was issued and outstanding immediately prior to the Effective Time other than to settle transfers of Alpena Banking Corporation Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration (and any cash in lieu of fractional shares) and canceled as provided in this Article II.

(f)       Neither First Federal Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g)       In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or First Federal Bancorp, the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h)      First Federal Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Alpena Banking Corporation Common Stock such amounts as First Federal Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. Federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by First Federal Bancorp or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Alpena Banking Corporation Common Stock in respect of whom such deduction and withholding were made by First Federal Bancorp or the Exchange Agent.

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(i)          Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of First Federal Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to First Federal Bancorp Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Federal Bancorp. In lieu of the issuance of any such fractional share, First Federal Bancorp shall pay to each former holder of Alpena Banking Corporation Common Stock who otherwise would be entitled to receive a fractional share of First Federal Bancorp Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of First Federal Bancorp Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Alpena Banking Corporation Common Stock owned by an Alpena Banking Corporation shareholder shall be combined so as to calculate the maximum number of whole shares of First Federal Bancorp Common Stock issuable to such Alpena Banking Corporation shareholder.

Section 2.06         The Bank Merger.

Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Federal Bancorp will cause First Federal Bank, and Alpena Banking Corporation will cause Alpena Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger. The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ALPENA BANKING CORPORATION

Except as Previously Disclosed, Alpena Banking Corporation represents and warrants to First Federal Bancorp as follows:

Section 3.01         Standard.

Except as set forth in the following sentence, no representation or warranty of Alpena Banking Corporation contained in this Article III (other than the representation and warranty contained in Section 3.08, which shall be true in all respects) shall be deemed untrue or incorrect, and Alpena Banking Corporation shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article III, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Section 3.02 (other than Sections 3.02(d) and 3.02(e) and the last sentence of Section 3.02(b)), Section 3.03, Section 3.04 (other than Section 3.04(b)(iii)) and Section 3.14, which shall be true and correct in all material respects.

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Section 3.02        Organization.

(a)          Alpena Banking Corporation is a corporation organized and validly existing under the laws of the State of Michigan, and is duly registered as a bank holding company under the BHCA. Alpena Banking Corporation has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Alpena Banking Corporation. Other than shares of capital stock of Bank of Alpena, and the Subsidiaries of Bank of Alpena as Previously Disclosed, Alpena Banking Corporation does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, limited liability company, association, partnership, joint venture or other entity.

(b)          Bank of Alpena is a commercial bank organized and validly existing under the laws of the State of Michigan. Except for its Subsidiaries that are identified as Alpena Banking Subsidiaries, Bank of Alpena does not possess, directly or indirectly, any material equity interest in any corporation, limited liability company, association, partnership, joint venture or other entity, except for equity interests held in its investment portfolio, equity interests held by Bank of Alpena in a fiduciary capacity, and equity interests held in connection with its lending activities, including stock in the FHLB. Bank of Alpena owns all of the outstanding shares of capital stock of each of its Subsidiaries free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. The deposits of Bank of Alpena are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c)          Bank of Alpena is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(d)          The respective minute books of Alpena Banking Corporation and Bank of Alpena accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

(e)          Prior to the date of this Agreement, Alpena Banking Corporation has made available to First Federal Bancorp true and correct copies of the Articles of Incorporation and bylaws of Bank of Alpena and Alpena Banking Corporation.

Section 3.03         Capitalization.

(a)          The authorized capital stock of Alpena Banking Corporation consists of two-million (2,000,000) shares of common stock, $10.00 par value. As of the date of this Agreement, there are 533,700 shares of Alpena Banking Corporation Common Stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights. There are no shares of Alpena Banking Corporation Common Stock held by Alpena Banking Corporation as Treasury Stock. Neither Alpena Banking Corporation nor any Alpena Banking Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Alpena Banking Corporation Common Stock, or any other security of Alpena Banking Corporation or any Alpena Banking Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Alpena Banking Corporation Common Stock or any other security of Alpena Banking Corporation.

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(b)        The authorized capital stock of Bank of Alpena consists of four-hundred and fifty thousand (450,000) shares of common stock, $5.00 par value. There are four-hundred and fifty thousand (450,000) shares of Bank of Alpena common stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights, and all of which are owned by Alpena Banking Corporation free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 3.04         Authority; No Violation.

(a)          Alpena Banking Corporation has full power and authority to execute and deliver this Agreement, perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Alpena Banking Corporation and the completion by Alpena Banking Corporation of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Board of Directors of Alpena Banking Corporation and, except for approval from the shareholders of Alpena Banking Corporation and approval by Alpena Banking Corporation as the sole shareholder of Bank of Alpena, no other corporate proceedings on the part of Alpena Banking Corporation are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Alpena Banking Corporation and constitutes the valid and binding obligations of Alpena Banking Corporation, enforceable against Alpena Banking Corporation in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Bank of Alpena the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b)          Subject to the receipt of approvals from the Regulatory Authorities and the compliance by Alpena Banking Corporation and First Federal Bancorp with any conditions contained therein (including the expiration of any applicable waiting period),

(A)         the execution and delivery of this Agreement by Alpena Banking Corporation,

(B)         the consummation of the transactions contemplated hereby, and

(C) compliance by Alpena Banking Corporation with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the Articles of Incorporation or bylaws of Alpena Banking Corporation or the articles of incorporation or bylaws of any Alpena Banking Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Alpena Banking Corporation or any Alpena Banking Subsidiary or any of the properties or assets of Alpena Banking Corporation or any Alpena Banking Subsidiary; or (iii) except as Previously Disclosed, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Alpena Banking Corporation or any Alpena Banking Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Alpena Banking Corporation or any Alpena Banking Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Alpena Banking Corporation.

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(c)          The affirmative vote of the holders of a majority of the outstanding shares of Alpena Banking Corporation Common Stock is the only vote of holders of any class of Alpena Banking Corporation’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

(d)          The board of directors of Alpena Banking Corporation, by resolution duly adopted by the requisite vote of the board of directors at a meeting duly called and held, has (x) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Alpena Banking Corporation and its shareholders, and (y) recommended that the shareholders of Alpena Banking Corporation approve this Agreement and directed that such matter be submitted for consideration by the Alpena Banking Corporation shareholders at the Alpena Banking Corporation Shareholders Meeting.

Section 3.05         Consents.

Except as Previously Disclosed and for (a) filings with Regulatory Authorities, the receipt of the Regulatory Approvals, the expiration of any waiting periods, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Maryland Department and the Certificate of Merger with the Michigan Director, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of First Federal Bancorp Common Stock to be issued in the Merger, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of First Federal Bancorp Common Stock pursuant to this Agreement and (f) the approval of this Agreement by the requisite votes of the shareholders of Alpena Banking Corporation and First Federal Bancorp, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of Alpena Banking Corporation, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Alpena Banking Corporation, and (y) the completion of the Merger by Alpena Banking Corporation. Alpena Banking Corporation has no Knowledge of any reason pertaining to Alpena Banking Corporation why any Regulatory Approvals or other required consents or approvals should not be received.

Section 3.06          Financial Statements.

(a)          Alpena Banking Corporation has previously provided First Federal Bancorp copies of the Alpena Banking Financials. Such financial statements were prepared from the books and records of Alpena Banking Corporation and its Subsidiaries, fairly present the consolidated financial position of Alpena Banking Corporation and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations of Alpena Banking Corporation and its Subsidiaries for the periods indicated, and were prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(b)          The books and records of Alpena Banking Corporation and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)          Alpena Banking Corporation and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings or pay such fees would not have a Material Adverse Effect on Alpena Banking Corporation.

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(d)          Alpena Banking Corporation and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. Alpena Banking Corporation’s Disclosure Schedule discloses (x) any significant deficiencies in and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Alpena Banking Corporation’s internal controls over financial reporting.

(e)          Since December 31, 2010, (A) neither Alpena Banking Corporation nor any of its Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(f)          Since December 31, 2012, Alpena Banking Corporation and its Subsidiaries have not incurred any liability other than as reflected in the Alpena Banking Financials or in the ordinary course of business consistent with past practice.

Section 3.07         Taxes.

Alpena Banking Corporation and the Alpena Banking Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Alpena Banking Corporation and each Alpena Banking Subsidiary has duly filed all Federal, state and material local tax returns required to be filed by or with respect to it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Alpena Banking Corporation, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material Federal, state and local taxes that have been incurred by or are due or claimed to be due from it by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, neither Alpena Banking Corporation nor any Alpena Banking Subsidiary has received written notice of, and to the Knowledge of Alpena Banking Corporation, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Alpena Banking Corporation or any Alpena Banking Subsidiary, and no written claim has been made by any authority in a jurisdiction where Alpena Banking Corporation or any Alpena Banking Subsidiary does not file tax returns that Alpena Banking Corporation or any Alpena Banking Subsidiary is subject to taxation in that jurisdiction. Alpena Banking Corporation and no Alpena Banking Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Alpena Banking Corporation and each Alpena Banking Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Alpena Banking Corporation and each Alpena Banking Subsidiary, to the Knowledge of Alpena Banking Corporation, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

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Section 3.08         No Material Adverse Effect.

Other than as Previously Disclosed, Alpena Banking Corporation has not suffered any Material Adverse Effect since December 31, 2012, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Alpena Banking Corporation.

Section 3.09         Material Contracts; Leases; Defaults.

(a)          Except as Previously Disclosed, neither Alpena Banking Corporation nor any Alpena Banking Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees; (iii) any collective bargaining agreement with any labor union relating to employees; (iv) any agreement which by its terms limits the payment of dividends by Alpena Banking Corporation or any Alpena Banking Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Alpena Banking Corporation or any Alpena Banking Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to First Federal Bancorp or any First Federal Bancorp Subsidiary; (vi) any other agreement, written or oral, that obligates Alpena Banking Corporation or any Alpena Banking Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Alpena Banking Corporation or any Alpena Banking Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b)          Alpena Banking Corporation has Previously Disclosed each real estate lease to which it or any Alpena Banking Subsidiary is a party that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Alpena Banking Corporation nor any Alpena Banking Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

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(c)          True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 3.09(a) and (b) (“Material Contracts”) have been made available to First Federal Bancorp on or before the date hereof, and are in full force and effect on the date hereof. Except as Previously Disclosed, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d)          Since December 31, 2012, through and including the date of this Agreement, and except as Previously Disclosed, neither Alpena Banking Corporation nor any Alpena Banking Subsidiary has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans and as Previously Disclosed by Alpena Banking Corporation), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Alpena Banking Corporation Common Stock, or any right to acquire any shares of its capital stock to any officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for Federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Alpena Banking Corporation or any of the Alpena Banking Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000 other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Alpena Banking Corporation or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

Section 3.10         Ownership of Property; Insurance Coverage.

(a)          Alpena Banking Corporation and each Alpena Banking Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by it or each Alpena Banking Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Alpena Banking Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an Alpena Banking Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary liens affecting real property that do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Alpena Banking Financials. Alpena Banking Corporation and the Alpena Banking Corporation Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Alpena Banking Corporation and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

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(b)          With respect to all material agreements pursuant to which Alpena Banking Corporation or any Alpena Banking Subsidiary has purchased securities subject to an agreement to resell, if any, Alpena Banking Corporation or such Alpena Banking Subsidiary, as the case may be, has a lien or security interest (which to Alpena Banking Corporation’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)          Alpena Banking Corporation and each Alpena Banking Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Except as Previously Disclosed, neither Alpena Banking Corporation nor any Alpena Banking Subsidiary, has received notice from any insurance carrier since December 31, 2010 that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as Previously Disclosed, there are presently no material claims pending under such policies of insurance and no notices have been given by Alpena Banking Corporation or any Alpena Banking Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and since December 31, 2010, Alpena Banking Corporation and each Alpena Banking Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 3.11          Legal Proceedings.

Except as Previously Disclosed, neither Alpena Banking Corporation nor any Alpena Banking Subsidiary is a party to any, and there are no pending or, to the Knowledge of Alpena Banking Corporation, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Alpena Banking Corporation or any Alpena Banking Subsidiary, (ii) to which Alpena Banking Corporation or any Alpena Banking Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Alpena Banking Corporation to perform under this Agreement, except as to (i) and (ii) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Alpena Banking Corporation.

Section 3.12         Compliance With Applicable Law.

(a)          Except as Previously Disclosed and where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpena Banking Corporation, to Alpena Banking Corporation’s Knowledge each of Alpena Banking Corporation and each Alpena Banking Subsidiary is in compliance in all material respects with all applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Equal Credit Opportunity Act, the Fair Housing Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Alpena Banking Corporation nor any Alpena Banking Subsidiary has received any written notice to the contrary. The Board of Directors of Bank of Alpena has adopted, and Bank of Alpena has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

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(b)          Each of Alpena Banking Corporation and each Alpena Banking Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required to allow it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpena Banking Corporation; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of Alpena Banking Corporation, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c)          Except as Previously Disclosed, since December 31, 2010, neither Alpena Banking Corporation nor any Alpena Banking Subsidiary has received any written notification or, to Alpena Banking Corporation’s Knowledge, any other communication from any Regulatory Authority (i) asserting that Alpena Banking Corporation or any Alpena Banking Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces; (ii) requiring or threatening to require, Alpena Banking Corporation or any Alpena Banking Subsidiary, or indicating that Alpena Banking Corporation or any Alpena Banking Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Federal or state governmental agency or authority that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits; or (iii) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Alpena Banking Corporation or any Alpena Banking Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Alpena Banking Corporation Regulatory Agreement”). Neither Alpena Banking Corporation nor any Alpena Banking Subsidiary has consented to or entered into any Alpena Banking Corporation Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Bank of Alpena as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

Section 3.13         Employee Benefit Plans.

(a)          Alpena Banking Corporation has Previously Disclosed a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by Alpena Banking Corporation or any Alpena Banking Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Alpena Banking Corporation Compensation and Benefit Plans”). Neither Alpena Banking Corporation nor any Alpena Banking Subsidiary has any commitment to create any additional Alpena Banking Corporation Compensation and Benefit Plan or to materially modify, change or renew any existing Alpena Banking Corporation Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Alpena Banking Corporation has made available to First Federal Bancorp true and correct copies of the Alpena Banking Corporation Compensation and Benefit Plans.

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(b)          To the Knowledge of Alpena Banking Corporation, each Alpena Banking Corporation Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the IRC, the Age Discrimination in Employment Act, Part G of Subtitle I of ERISA and Section 4980B of the IRC (collectively, “COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Alpena Banking Corporation Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and Alpena Banking Corporation is not aware of any circumstances that are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Alpena Banking Corporation, threatened action, suit or claim relating to any of the Alpena Banking Corporation Compensation and Benefit Plans (other than routine claims for benefits). Neither Alpena Banking Corporation nor any Alpena Banking Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Alpena Banking Corporation Compensation and Benefit Plan that would reasonably be expected to subject Alpena Banking Corporation or any Alpena Banking Subsidiary to a material unpaid tax or penalty imposed by either Chapter 43 of the IRC or Sections 409 or 502 of ERISA.

(c)          No liability under Title IV of ERISA has been incurred by Alpena Banking Corporation or any Alpena Banking Subsidiary with respect to any Alpena Banking Corporation Compensation and Benefit Plan that is subject to Title IV of ERISA (“Alpena Banking Corporation Defined Benefit Plan”) currently or formerly maintained by Alpena Banking Corporation or any entity that is considered one employer with Alpena Banking Corporation under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an “Alpena Banking Corporation ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Alpena Banking Corporation or any Alpena Banking Corporation ERISA Affiliate of incurring a liability under such Title. No Alpena Banking Corporation Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as Previously Disclosed, the fair market value of the assets of each Alpena Banking Corporation Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Alpena Banking Corporation Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Alpena Banking Corporation Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Alpena Banking Corporation Defined Benefit Plan as of the date hereof; there is not currently pending with the Pension Benefits Guarantee Corporation (“PBGC”) any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither Alpena Banking Corporation nor any Alpena Banking Corporation ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither Alpena Banking Corporation, nor any Alpena Banking Corporation ERISA Affiliate, nor any Alpena Banking Corporation Compensation and Benefit Plan, including any Alpena Banking Corporation Defined Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which Alpena Banking Corporation, any Alpena Banking Corporation ERISA Affiliate, and any Alpena Banking Corporation Compensation and Benefit Plan, including any Alpena Banking Corporation Defined Benefit Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the IRC.

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(d)          All material contributions required to be made under the terms of any Alpena Banking Corporation Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Alpena Banking Corporation’s consolidated financial statements to the extent required by GAAP. Alpena Banking Corporation and each Alpena Banking Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Alpena Banking Corporation Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

(e)          Except as Previously Disclosed, neither Alpena Banking Corporation nor any Alpena Banking Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Alpena Banking Corporation Compensation and Benefit Plan, other than benefits mandated by COBRA. There has been no communication to employees by Alpena Banking Corporation or any Alpena Banking Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(f)           Alpena Banking Corporation and its Subsidiaries do not maintain any Alpena Banking Corporation Compensation and Benefit Plans covering employees who are not United States residents.

(g)          With respect to each Alpena Banking Corporation Compensation and Benefit Plan, if applicable, Alpena Banking Corporation has provided or made available to First Federal Bancorp copies of the: (A) plan documents, trust instruments and insurance contracts; (B) three most recent IRS Forms 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the IRC (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of an Alpena Banking Corporation Pension Plan.

(h)          Except as Previously Disclosed, the consummation of the Merger or the Bank Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Alpena Banking Corporation Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any Alpena Banking Corporation Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of Alpena Banking Corporation or any Alpena Banking Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the IRC). No payments to any employee or director have been made or will be made (or will be required to be made) as the result of the transactions contemplated hereby that would result in a violation of Section 18(k) of the FDIA (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359), or any successor statute or regulation.

(i)          Neither Alpena Banking Corporation nor any Alpena Banking Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations thereunder.

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(j)           Except as Previously Disclosed, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Alpena Banking Corporation Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

Section 3.14         Brokers, Finders and Financial Advisors.

Neither Alpena Banking Corporation nor any Alpena Banking Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of RP Financial, LC. by Alpena Banking Corporation and the fee payable pursuant thereto. Alpena Banking Corporation has Previously Disclosed a true and correct copy of the engagement agreement with RP Financial, LC. for its services rendered to Alpena Banking Corporation in connection with the Merger and transactions contemplated by this Agreement.

Section 3.15         Environmental Matters.

(a)          With respect to Alpena Banking Corporation and each Alpena Banking Subsidiary:

(i)          To the Knowledge of Alpena Banking Corporation and each Alpena Banking Subsidiary, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Alpena Banking Corporation or any Alpena Banking Subsidiary. Except as Previously Disclosed, to the Knowledge of Alpena Banking Corporation, no condition exists or event has occurred with respect to Alpena Banking Corporation or any Alpena Banking Subsidiary or any owned or operated property that is reasonably likely to result in any material liability to Alpena Banking Corporation or any Alpena Banking Subsidiary by reason of any Environmental Laws. Neither Alpena Banking Corporation nor any Alpena Banking Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Alpena Banking Corporation or any Alpena Banking Subsidiary or the operation or condition of any property ever owned or operated by Alpena Banking Corporation or any Alpena Banking Subsidiary (including Participation Facilities) is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Alpena Banking Corporation or any Alpena Banking Subsidiary;

(ii)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Alpena Banking Corporation, threatened, before any court, governmental agency or other forum against Alpena Banking Corporation or any Alpena Banking Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or Release into the environment of any Materials of Environmental Concern whether or not occurring at or on a site owned, leased or operated by Alpena Banking Corporation or any Alpena Banking Subsidiary;

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(iii)          To Alpena Banking Corporation’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Alpena Banking Corporation or any of the Alpena Banking Corporation Subsidiaries, and to Alpena Banking Corporation’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Alpena Banking Corporation or any of the Alpena Banking Corporation Subsidiaries or any Participation Facility except in compliance with Environmental Laws in all material respects; and

(iv)         To the Knowledge of Alpena Banking Corporation, no condition exists on any property for which Alpena Banking Corporation holds a lien, that results or resulted in a material violation of Environmental Laws or creates a material liability under Environmental Law that is reasonably likely to impose a material liability (including a material remediation obligation) upon Alpena Banking Corporation or any Alpena Banking Subsidiary.

(b)         “Participation Facility” means any facility in which Alpena Banking Corporation or its Subsidiaries participates in the management (as that term is defined under CERCLA), whether as a fiduciary, lender in control of the facility, owner or operator.

Section 3.16         Loan Portfolio.

(a)          The allowance for loan losses reflected in Alpena Banking Corporation’s audited consolidated balance sheet at December 31, 2012 was, and the allowance for loan losses shown on the balance sheets in filings made by Alpena Banking Corporation of any Alpena Banking Subsidiary with any Governmental Entity or Regulatory Authority for periods ending after December 31, 2012 was or will be, adequate, as of the date thereof, under GAAP.

(b)          Alpena Banking Corporation has Previously Disclosed a list setting forth, as of December 31, 2013, by account, of: (A) all loans (including loan participations) of Alpena Banking Corporation or any other Alpena Banking Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Alpena Banking Corporation or any other Alpena Banking Subsidiary which have been terminated by Alpena Banking Corporation or any other Alpena Banking Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified Alpena Banking Corporation or any other Alpena Banking Subsidiary during the three years preceding the date of this Agreement, or has asserted against Alpena Banking Corporation or any other Alpena Banking Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Alpena Banking Corporation, each borrower, customer or other party which has given Alpena Banking Corporation or any other Alpena Banking Subsidiary any oral notification of, or orally asserted to or against Alpena Banking Corporation or any other Alpena Banking Subsidiary, any such claim; (D) all loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by Alpena Banking Corporation and any Alpena Banking Subsidiary, or any applicable Regulatory Authority, (4) as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (6) where a specific reserve allocation exists in connection therewith or (7) that are required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification 310-40; and (E) all assets classified by Bank of Alpena or any Alpena Banking Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. The foregoing excludes any individual loan with a principal balance of less than $50,000.

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(c)          All loans receivable (including discounts) and accrued interest entered on the books of Alpena Banking Corporation and the Alpena Banking Subsidiaries arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of Alpena Banking Corporation’s or the appropriate Alpena Banking Subsidiary’s respective business. To the Knowledge of Alpena Banking Corporation, the loans, discounts and the accrued interest reflected on the books of Alpena Banking Corporation and the Alpena Banking Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Alpena Banking Corporation or the appropriate Alpena Banking Subsidiary free and clear of any liens.

(d)          The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

Section 3.17         Related Party Transactions.

Except as Previously Disclosed, neither Alpena Banking Corporation nor any Alpena Banking Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Alpena Banking Corporation or any Alpena Banking Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of Alpena Banking Corporation or any Alpena Banking Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of Alpena Banking Corporation, neither Alpena Banking Corporation nor any Alpena Banking Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Alpena Banking Corporation is inappropriate.

Section 3.18         Registration Obligations.

Neither Alpena Banking Corporation nor any Alpena Banking Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.19         Risk Management Instruments.

Except as may be included in its loan documents with its customers, Alpena Banking Corporation and Alpena Bank have not entered into and do not maintain any material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Alpena Banking Corporation’s own account, or for the account of one or more of Alpena Banking Corporation’s Subsidiaries or their customers.

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Section 3.20         Fairness Opinion.

Alpena Banking Corporation has received a written opinion from RP Financial, LC. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Alpena Banking Corporation pursuant to this Agreement is fair to such shareholders from a financial point of view.

Section 3.21         Fiduciary Accounts.

Bank of Alpena and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Alpena Banking Corporation nor any other Alpena Banking Subsidiary, and to the Knowledge of Alpena Banking Corporation, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 3.22         Intellectual Property.

Alpena Banking Corporation and each Alpena Banking Subsidiary owns or, to Alpena Banking Corporation’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Alpena Banking Corporation’s or each of Alpena Banking Corporation’s Subsidiaries’ business, and neither Alpena Banking Corporation nor any Alpena Banking Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Alpena Banking Corporation and each Alpena Banking Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Alpena Banking Corporation, the conduct of the business of Alpena Banking Corporation and each Alpena Banking Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.23         Labor Matters.

There are no labor or collective bargaining agreements to which Alpena Banking Corporation or any Alpena Banking Subsidiary is a party. To the Knowledge of Alpena Banking Corporation, there is no union organizing effort pending or threatened against Alpena Banking Corporation or any Alpena Banking Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Alpena Banking Corporation, threatened against Alpena Banking Corporation or any Alpena Banking Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Alpena Banking Corporation, threatened against Alpena Banking Corporation or any Alpena Banking Subsidiary (other than routine employee grievances that are not related to union employees). Alpena Banking Corporation and each Alpena Banking Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

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Section 3.24         Alpena Banking Corporation Information Supplied.

The information relating to Alpena Banking Corporation and any Alpena Banking Subsidiary to be contained in the Proxy Statement-Prospectus, or furnished to First Federal Bancorp for inclusion in any other document filed with any Regulatory Authority or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 3.25         No Dissenters Rights.

Stockholders of Alpena Banking Corporation do not have dissenters’ rights of appraisal or other similar rights under the MBCA in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL BANCORP

Except as Previously Disclosed, First Federal Bancorp represents and warrants to Alpena Banking Corporation as follows:

Section 4.01         Standard.

Except as set forth in the following sentence, no representation or warranty of First Federal Bancorp contained in this Article IV (other than the representation and warranty contained in Section 4.08, which shall be true in all respects) shall be deemed untrue or incorrect, and First Federal Bancorp shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.02 (other than Sections 4.02(d) and 4.02(e) and the last sentence of Section 4.02(b)), Section 4.03, and Section 4.04 (other than Section 4.04(b)(iii)), which shall be true and correct in all material respects.

Section 4.02         Organization.

(a)          First Federal Bancorp is a corporation organized and validly existing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. First Federal Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on First Federal Bancorp. Except as Previously Disclosed or pursuant to this Agreement, First Federal Bancorp does not own, or control, directly or indirectly, or have the right to acquire directly or indirectly, any equity interest in any corporation, limited liability company, association, partnership, joint venture or other entity.

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(b)          Except as Previously Disclosed and except for its Subsidiaries that are identified as First Federal Bank Subsidiaries, First Federal Bank does not possess, directly or indirectly, any material equity interest in any corporation, limited liability company, association, partnership, joint venture or other entity, except for the equity interests held in its investment portfolio, equity interests held be First Federal Bank in a fiduciary capacity, and equity interests held in connection with its lending activities. First Federal Bank owns all of the outstanding shares of capital stock of each First Federal Bank Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. First Federal Bank is a savings bank duly organized and validly existing under the laws of the United States. The deposits of First Federal Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. First Federal Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c)          The respective minute books of First Federal Bancorp and each First Federal Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

(d)          Prior to the date of this Agreement, First Federal Bancorp has made available to Alpena Banking Corporation true and correct copies of the articles of incorporation/charters and bylaws of First Federal Bancorp and First Federal Bank.

Section 4.03         Capitalization.

(a)          The authorized capital stock of First Federal Bancorp consists of twenty million (20,000,000) shares of common stock, $0.01 par value (“First Federal Bancorp Common Stock”), and ten million (10,000,000) shares of Preferred Stock, $0.01 par value (the “First Federal Bancorp Preferred Stock”). There are 2,884,049 shares of First Federal Bancorp Common Stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights. There are no shares of First Federal Bancorp Preferred Stock issued and outstanding. There are 307,750 shares of First Federal Bancorp Common Stock held by First Federal Bancorp as treasury stock. Except for First Federal Bancorp Options, neither First Federal Bancorp nor any First Federal Bancorp Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of First Federal Bancorp Common Stock, or any other security of First Federal Bancorp or any First Federal Bancorp Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of First Federal Bancorp Common Stock or any other security of First Federal Bancorp.

(b)         There are one thousand (1,000) shares of First Federal Bank common stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights, and all of which are owned by First Federal Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 4.04         Authority; No Violation.

(a)          First Federal Bancorp has full power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Federal Bancorp and the completion by First Federal Bancorp of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Board of Directors of First Federal Bancorp and, except for approval from the shareholders of First Federal Bancorp and approval by First Federal Bancorp as the sole shareholder of First Federal Bank, no other corporate proceedings on the part of First Federal Bancorp are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Federal Bancorp and constitutes the valid and binding obligations of First Federal Bancorp, enforceable against First Federal Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

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(b)          Subject to the receipt of approvals from the Regulatory Authorities and the compliance by First Federal Bancorp and Alpena Banking Corporation with any conditions contained therein (including the expiration of any applicable waiting period),

(A)         the execution and delivery of this Agreement by First Federal Bancorp,

(B)         the consummation of the transactions contemplated hereby, and

(C)         compliance by First Federal Bancorp with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the articles of incorporation or bylaws of First Federal Bancorp or the articles of incorporation/charter of any First Federal Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Federal Bancorp or any of the properties or assets of First Federal Bancorp or any First Federal Subsidiary; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Federal Bancorp or any First Federal Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which First Federal Bancorp or any First Federal Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on First Federal Bancorp.

(c)          The board of directors of First Federal Bancorp, by resolution duly adopted by the requisite vote of the board of directors at a meeting duly called and held, has (x) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of First Federal Bancorp and its shareholders, and (y) recommended that the shareholders of First Federal Bancorp approve this Agreement and directed that such matter be submitted for consideration by the First Federal Bancorp shareholders at the First Federal Bancorp Shareholders Meeting.

(d)          The affirmative vote of the majority of the votes cast at a meeting of the shareholders of First Federal Bancorp Common Stock is the only vote of holders of any class of First Federal Bancorp’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

Section 4.05         Consents.

Except as Previously Disclosed and for (a) filings with Regulatory Authorities, the receipt of the Regulatory Approvals, the expiration of any waiting periods, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Maryland Department and the Certificate of Merger with the Michigan Director, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of First Federal Bancorp Common Stock to be issued in the Merger, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of First Federal Bancorp Common Stock pursuant to this Agreement and (f) the approval of this Agreement by the requisite votes of the shareholders of Alpena Banking Corporation and First Federal Bancorp, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of First Federal Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by First Federal Bancorp, and (y) the completion of the Merger by First Federal Bancorp. First Federal Bancorp has no Knowledge of any reason pertaining to First Federal Bancorp why any Regulatory Approvals or other required consents or approvals will not be received.

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Section 4.06         Financial Statements and Securities Documents.

(a)          The Annual Reports on Form 10-K for the years ended December 31, 2012 and December 31, 2011 filed with the SEC by First Federal Bancorp, and all other reports, registration statements, definitive proxy statements or information statements filed by First Federal Bancorp subsequent to December 31, 2010 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC (the “First Federal Bancorp Securities Documents”), in the form filed with the SEC as of the date filed or, if amended or supplemented as of the date amended or supplemented, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The First Federal Financials included or incorporated by reference into any such filing (including the related notes and schedules thereto) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of First Federal Bancorp and the First Federal Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

(b)          First Federal Bancorp has made available to Alpena Banking Corporation true, correct and complete copies of all written correspondence between the SEC and any of its subsidiaries occurring since December 31, 2011 and prior to the date hereof. There are no unresolved written comments received from the SEC Staff with respect to any of First Federal Bancorp Securities Documents. The books and records of First Federal Bancorp and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)          First Federal Bancorp and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith.

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(d)          First Federal Bancorp (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to First Federal Bancorp, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Federal Bancorp by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to First Federal Bancorp’s outside auditors and the audit committee of First Federal Bancorp’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Federal Bancorp’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in First Federal Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to First Federal Bancorp’s auditors and audit committee and a copy has previously been made available to Alpena Banking Corporation. First Federal Bancorp’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2011, and such assessment concluded that such controls were effective.

(e)          Since December 31, 2010, (A) neither First Federal Bancorp nor any of its Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(f)          Since December 31, 2012, First Federal Bancorp and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(g)          The allowance for loan losses reflected in First Federal Bancorp’s audited statement of condition at December 31, 2012 was, and the allowance for loan losses shown on the balance sheets in the First Federal Bancorp Securities Documents for periods ending after December 31, 2012 was or will be, adequate, as of the date thereof, under GAAP.

Section 4.07         Taxes.

First Federal Bancorp and each First Federal Subsidiary has duly filed all Federal, state and material local tax returns required to be filed by or with respect to it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of First Federal Bancorp, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material Federal, state and local taxes that have been incurred by or are due or claimed to be due from it by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as Previously Disclosed, as of the date of this Agreement, First Federal Bancorp has not received written notice of, and to the Knowledge of First Federal Bancorp, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Federal Bancorp or any First Federal Subsidiary, and no written claim has been made by any authority in a jurisdiction where First Federal Bancorp or any First Federal Subsidiary does not file tax returns that First Federal Bancorp or any First Federal Subsidiary is subject to taxation in that jurisdiction. Neither First Federal Bancorp nor any First Federal Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. First Federal Bancorp and each First Federal Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Federal Bancorp and each First Federal Subsidiary, to the Knowledge of First Federal Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

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Section 4.08         No Material Adverse Effect.

First Federal Bancorp has not suffered any Material Adverse Effect since December 31, 2012 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Federal Bancorp.

Section 4.09         Material Contracts; Leases; Defaults.

(a)          Except as Previously Disclosed, neither First Federal Bancorp nor any First Federal Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees; (iii) any collective bargaining agreement with any labor union relating to employees; (iv) any agreement which by its terms limits the payment of dividends by First Federal Bancorp or any First Federal Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Federal Bancorp or any First Federal Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to First Federal Bancorp or any First Federal Bancorp Subsidiary; (vi) any other agreement, written or oral, that obligates First Federal Bancorp or any First Federal Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by First Federal Bancorp or any First Federal Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b)          Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither First Federal Bancorp nor any First Federal Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

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(c)          Except as Previously Disclosed, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d)          Since December 31, 2012, through and including the date of this Agreement, and except as Previously Disclosed, neither First Federal Bancorp nor any First Federal Subsidiary has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans and as Previously Disclosed by First Federal Bancorp), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of First Federal Bancorp Common Stock or Preferred Stock, or any right to acquire any shares of its capital stock to any officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for Federal or state income tax purposes, (v) made any material change in the credit policies or procedures of First Federal Bancorp or any of the First Federal Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000 other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of First Federal Bancorp or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

Section 4.10         Ownership of Property; Insurance Coverage.

(a)          First Federal Bancorp and each First Federal Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by it or each First Federal Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Federal Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, inter-bank credit facilities, or any transaction by a First Federal Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary liens affecting real property that do not adversely affect the value or use of such real property, and (iv) those described and reflected in the First Federal Financials. First Federal Bancorp and the First Federal Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by First Federal Bancorp and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(b)          With respect to all material agreements pursuant to which First Federal Bancorp or any First Federal Subsidiary has purchased securities subject to an agreement to resell, if any, First Federal Bancorp or such First Federal Subsidiary, as the case may be, has a lien or security interest (which to First Federal Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

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(c)          First Federal Bancorp and each First Federal Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Except as Previously Disclosed, neither First Federal Bancorp nor any First Federal Subsidiary, has received notice from any insurance carrier since December 31, 2010 that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as Previously Disclosed, there are presently no material claims pending under such policies of insurance and no notices have been given by First Federal Bancorp or any First Federal Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and since December 31, 2010, First Federal Bancorp and each First Federal Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 4.11         Legal Proceedings.

Neither First Federal Bancorp nor any First Federal Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of First Federal Bancorp, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Federal Bancorp or any First Federal Bancorp Subsidiary, (ii) to which First Federal Bancorp or any First Federal Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of First Federal Bancorp to perform under this Agreement, except as to (i) and (ii) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on First Federal Bancorp.

Section 4.12         Compliance With Applicable Law.

(a)          Except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Federal Bancorp, to First Federal Bancorp’s knowledge, each of First Federal Bancorp and each First Federal Bancorp Subsidiary is in compliance in all material respects with all applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Equal Credit Opportunity Act, the Fair Housing Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither First Federal Bancorp nor any First Federal Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of First Federal Bank has adopted and First Federal Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b)          Each of First Federal Bancorp and each First Federal Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required to allow it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Federal Bancorp; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of First Federal Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

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(c)          Except as Previously Disclosed, since December 31, 2010, neither First Federal Bancorp nor any First Federal Bancorp Subsidiary has received any written notification or, to First Federal Bancorp’s Knowledge, any other communication from any Regulatory Authority (i) asserting that First Federal Bancorp or any First Federal Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which that Regulatory Authority enforces; (ii) requiring or threatening to require First Federal Bancorp or any First Federal Bancorp Subsidiary, or indicating that First Federal Bancorp or any First Federal Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Federal or state governmental agency or authority that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits; or (iii) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Federal Bancorp or any First Federal Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “First Federal Bancorp Regulatory Agreement”). Neither First Federal Bancorp nor any First Federal Bancorp Subsidiary has consented to or entered into any First Federal Bancorp Regulatory Agreement that is currently in effect. The most recent regulatory rating given to First Federal Bank as to compliance with the CRA is satisfactory or better.

(d)          First Federal Bancorp is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

Section 4.13         Employee Benefit Plans.

(a)          Neither First Federal Bancorp nor any Neither First Federal Subsidiary has any commitment to create any additional bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements or any other material benefit practice, policy and arrangement (the “First Federal Bancorp Compensation and Benefit Plans”) or to materially modify, change or renew any existing First Federal Bancorp Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. First Federal Bancorp has made available to Alpena Banking Corporation true and correct copies of the First Federal Bancorp Compensation and Benefit Plans.

(b)          To the Knowledge of First Federal Bancorp, each First Federal Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each First Federal Bancorp Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and First Federal Bancorp is not aware of any circumstances that are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of First Federal Bancorp, threatened action, suit or claim relating to any of the First Federal Bancorp Compensation and Benefit Plans (other than routine claims for benefits). Neither First Federal Bancorp nor any First Federal Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any First Federal Bancorp Compensation and Benefit Plan that would reasonably be expected to subject First Federal Bancorp or any First Federal Subsidiary to a material unpaid tax or penalty imposed by either Chapter 43 of the IRC or Sections 409 or 502 of ERISA.

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(c)          No liability under Title IV of ERISA has been incurred by First Federal Bancorp or any First Federal Subsidiary with respect to any First Federal Bancorp Compensation and Benefit Plan that is subject to Title IV of ERISA (“First Federal Bancorp Defined Benefit Plan”) currently or formerly maintained by First Federal Bancorp or any entity that is considered one employer with First Federal Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the IRC (a “First Federal Bancorp ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to First Federal Bancorp or any First Federal Bancorp ERISA Affiliate of incurring a liability under such Title. No First Federal Bancorp Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as Previously Disclosed, the fair market value of the assets of each First Federal Bancorp Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such First Federal Bancorp Defined Benefit Plan as of the end of the most recent plan year with respect to the respective First Federal Bancorp Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such First Federal Bancorp Defined Benefit Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither First Federal Bancorp nor any First Federal Bancorp ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither First Federal Bancorp, nor any First Federal Bancorp ERISA Affiliate, nor any First Federal Bancorp Compensation and Benefit Plan, including any First Federal Bancorp Defined Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which First Federal Bancorp, any First Federal Bancorp ERISA Affiliate, and any First Federal Bancorp Compensation and Benefit Plan, including any First Federal Bancorp Defined Benefit Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the IRC.

(d)          All material contributions required to be made under the terms of any First Federal Bancorp Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on First Federal Bancorp’s consolidated financial statements to the extent required by GAAP. First Federal Bancorp and each First Federal Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable First Federal Bancorp Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

(e)          Except as Previously Disclosed, neither First Federal Bancorp nor any First Federal Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any First Federal Bancorp Compensation and Benefit Plan, other than benefits mandated by COBRA. There has been no communication to employees by First Federal Bancorp or any First Federal Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

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(f)           First Federal Bancorp and its Subsidiaries do not maintain any First Federal Bancorp Corporation Compensation and Benefit Plans covering employees who are not United States residents.

(g)          With respect to each First Federal Bancorp Compensation and Benefit Plan, if applicable, First Federal Bancorp has provided or made available to Alpena Banking Corporation copies of the: (A) plan documents, trust instruments and insurance contracts; (B) three most recent IRS Forms 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the IRC (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of a First Federal Bancorp Pension Plan.

(h)          The consummation of the Merger or the Bank Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any First Federal Bancorp Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any First Federal Bancorp Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of First Federal Bancorp or any First Federal Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the IRC).

(i)           Neither First Federal Bancorp nor any First Federal Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations thereunder.

(j)           Except as Previously Disclosed, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the First Federal Bancorp Compensation and Benefit Plans or otherwise as of the date hereof.

Section 4.14         Brokers, Finders and Financial Advisors.

Neither First Federal Bancorp nor any First Federal Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Austin Associates LLC by First Federal Bancorp and the fee payable pursuant thereto. First Federal Bancorp has Previously Disclosed a true and correct copy of the engagement agreement with Austin Associates LLC for its services rendered to First Federal Bancorp in connection with the Merger and transactions contemplated by this Agreement.

Section 4.15         Loan Portfolio.

(a)          The allowance for loan losses reflected in First Federal Bancorp’s audited consolidated balance sheet at December 31, 2012 was, and the allowance for loan losses shown on the balance sheets in filings made by First Federal Bancorp of any First Federal Subsidiary with any Governmental Entity or Regulatory Authority for periods ending after December 31, 2012 was or will be, adequate, as of the date thereof, under GAAP.

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(b)          First Federal Bancorp has Previously Disclosed a list setting forth, as of December 31, 2013, by account, of: (A) all loans (including loan participations) of First Federal Bancorp or any other First Federal Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of First Federal Bancorp or any other First Federal Subsidiary which have been terminated by First Federal Bancorp or any other First Federal Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified First Federal Bancorp or any other First Federal Subsidiary during the three years preceding the date of this Agreement, or has asserted against First Federal Bancorp or any other First Federal Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of First Federal Bancorp, each borrower, customer or other party which has given First Federal Bancorp or any other First Federal Subsidiary any oral notification of, or orally asserted to or against First Federal Bancorp or any other First Federal Subsidiary, any such claim; (D) all loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by First Federal Bancorp and any First Federal Subsidiary, or any applicable Regulatory Authority, (4) as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (6) where a specific reserve allocation exists in connection therewith or (7) that are required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification 310-40; and (E) all assets classified by First Federal Bank or any First Federal Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. The foregoing excludes any individual loan with a principal balance of less than $50,000.

(c)          All loans receivable (including discounts) and accrued interest entered on the books of First Federal Bancorp and the First Federal Subsidiaries arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of First Federal Bancorp’s or the appropriate First Federal Subsidiary’s respective business. To the Knowledge of First Federal Bancorp, the loans, discounts and the accrued interest reflected on the books of First Federal Bancorp and the First Federal Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by First Federal Bancorp or the appropriate First Federal Subsidiary free and clear of any liens.

(d)          The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

Section 4.16         First Federal Bancorp Common Stock.

The shares of First Federal Bancorp Common Stock to be issued as Merger Consideration pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

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Section 4.17         First Federal Bancorp Information.

The information relating to First Federal Bancorp and any First Federal Bancorp Subsidiary to be contained in the Proxy Statement-Prospectus, or in any other document filed with any Regulatory Authority or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement-Prospectus will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by First Federal Bancorp with respect to statements made or incorporated by reference therein based on information supplied by Alpena Banking Corporation specifically for inclusion or incorporation by reference in the Proxy Statement-Prospectus.

Section 4.18         Environmental Matters.

(a)          With respect to First Federal Bancorp and each First Federal Subsidiary:

(i)          To the Knowledge of First Federal Bancorp, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon First Federal Bancorp or any First Federal Subsidiary. Except as Previously Disclosed, to the Knowledge of First Federal Bancorp, no condition exists or event has occurred with respect to First Federal Bancorp or any First Federal Subsidiary or any owned or operated property that is reasonably likely to result in any material liability to First Federal Bancorp or any First Federal Subsidiary by reason of any Environmental Laws. Neither First Federal Bancorp nor any First Federal Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that First Federal Bancorp or any First Federal Subsidiary or the operation or condition of any property ever owned or operated by First Federal Bancorp or any First Federal Bancorp Subsidiary (including Participation Facilities) is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon First Federal Bancorp or any First Federal Subsidiary;

(ii)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the First Federal Bancorp’s Knowledge, threatened, before any court, governmental agency or other forum against First Federal Bancorp or any First Federal Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or Release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by any of the First Federal Bancorp or any First Federal Subsidiary.

(iii)        Except as Previously Disclosed, to First Federal Bancorp’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by First Federal Bancorp or any of the First Federal Bancorp Subsidiaries, and to First Federal Bancorp’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by First Federal Bancorp or any of the First Federal Bancorp Subsidiaries or any Participation Facility except in compliance with Environmental Laws in all material respects; and

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(iv)       Except as Previously Disclosed, to the Knowledge of First Federal Bancorp, no condition exists on any property for which First Federal Bancorp holds a lien, that results or resulted in a material violation of Environmental Laws or creates a material liability under Environmental Law that is reasonably likely to impose a material liability (including a material remediation obligation) upon First Federal Bancorp or any First Federal Subsidiary.

(b)        “Participation Facility” means any facility in which First Federal Bancorp or its Subsidiaries participates in the management (as that term is defined under CERCLA), whether as a fiduciary, lender in control of the facility, owner or operator.

Section 4.19         Risk Management Instruments.

Except as may be included in its loan documents with its customers, First Federal Bancorp and First Federal Bank have not entered into and do not maintain any material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First Federal Bancorp’s own account, or for the account of one or more of First Federal Bancorp’s Subsidiaries or their customers.

Section 4.20         Fiduciary Accounts.

First Federal Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither First Federal Bancorp nor any First Federal Subsidiary, and to the Knowledge of First Federal Bancorp, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 4.21         Intellectual Property.

First Federal Bancorp and each First Federal Subsidiary owns or, to First Federal Bancorp’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Federal Bancorp’s or each of First Federal Bancorp’s Subsidiaries’ business, and neither First Federal Bancorp nor any Federal Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. First Federal Bancorp and each First Federal Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of First Federal Bancorp, the conduct of the business of First Federal Bancorp and each First Federal Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

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Section 4.22         Labor Matters.

There are no labor or collective bargaining agreements to which First Federal Bancorp or any First Federal Subsidiary is a party. To the Knowledge of First Federal Bancorp, there is no union organizing effort pending or threatened against First Federal Bancorp or any First Federal Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of First Federal Bancorp, threatened against First Federal Bancorp or any First Federal Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of First Federal Bancorp, threatened against First Federal Bancorp or any First Federal Subsidiary (other than routine employee grievances that are not related to union employees). First Federal Bancorp and each First Federal Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

ARTICLE V
COVENANTS OF ALPENA BANKING CORPORATION

Section 5.01         Conduct of Business.

(a)          Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of First Federal Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, Alpena Banking Corporation will, and it will cause each Alpena Banking Subsidiary to: operate its business in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the Parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b)          Negative Covenants. Alpena Banking Corporation agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or as Previously Disclosed, without the written consent of First Federal Bancorp (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each Alpena Banking Subsidiary not to:

(i)          change or waive any provision of its Articles of Incorporation or Bylaws, or appoint a new director to its board of directors;

(ii)         change the number of authorized or issued shares of its capital stock, issue any shares of Alpena Banking Corporation Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock.

(iii)        except as Previously Disclosed, enter into, amend in any material respect or terminate any contract or agreement except for any such contract or agreement that is for a term of twelve months or less or terminable at will without penalty, involves a cost in the aggregate of less than $50,000, and is otherwise in the ordinary course of business;

(iv)        make application for the opening or closing of any, or, open or close any, branch or automated banking facility;

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(v)         grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and as Previously Disclosed, and (ii) pay increases in the ordinary course of business consistent with past practice to non-executive officer employees. Neither Alpena Banking Corporation nor any Alpena Banking Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that Alpena Banking Corporation or an Alpena Banking Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(vi)        enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii)       merge or consolidate Alpena Banking Corporation or any Alpena Banking Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Alpena Banking Corporation or any Alpena Banking Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Alpena Banking Corporation, or any Alpena Banking Subsidiary, and any other person; or enter into a purchase and assumption transaction with respect to deposits and liabilities;

(viii)      sell or otherwise dispose of any asset of Alpena Banking Corporation or of any Alpena Banking Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Alpena Banking Corporation or of any Alpena Banking Subsidiary to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix)         voluntarily take any action which would result in any of the representations and warranties of Alpena Banking Corporation set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VIII hereof not being satisfied, except in each case as may be required by applicable law;

(x)          change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Alpena Banking Corporation or Bank of Alpena;

(xi)         waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Alpena Banking Corporation or any Alpena Banking Subsidiary is a party;

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(xii)        purchase any securities other than in accordance with Alpena Banking Corporation’s investment policy and in the ordinary course of business consistent with past practice;

(xiii)       except for commitments issued prior to the date of this Agreement that have not yet expired and that have been Previously Disclosed, and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) other than in accordance with Bank of Alpena’s existing lending policies and in the ordinary course of business consistent with past practice. In addition, the prior approval of First Federal Bancorp is required with respect to the following: (i) any new loan or credit facility commitment to any borrower or group of affiliated borrowers in an amount in excess of $200,000 for a commercial real estate loan, $200,000 for a construction loan, $200,000 for a residential loan or whose credit exposure with Bank of Alpena, Alpena Banking Corporation, or any Alpena Banking Subsidiary in the aggregate, exceeds $400,000 prior to thereto or as a result thereof; and (ii) any new loan or credit facility commitment secured by any property located outside of the State of Michigan;

(xiv)      enter into, renew, extend or modify any transaction (other than a deposit transaction) with any Affiliate;

(xv)       enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest other than in the ordinary course of business consistent with past practice;

(xvi)      except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(xvii)     make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations, GAAP or by a Regulatory Authority;

(xviii)    except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Alpena Banking Corporation Compensation and Benefit Plan;

(xix)       other than as Previously Disclosed make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and as Previously Disclosed, and other than expenditures necessary to maintain existing assets in good repair;

(xx)        pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, except, in consultation with First Federal Bancorp, with respect to any such payment, discharge, settlement or compromise made in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

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(xxi)        except where it is a participant and not the lead lender, foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(xxii)       purchase or sell any mortgage loan servicing rights;

(xxiii)      issue any broadly distributed communication relating to the Merger or the Bank Merger to employees (including general communications relating to benefits and compensation) without prior consultation with First Federal Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of First Federal Bancorp (which shall not be unreasonably withheld, delayed or conditioned) or issue any broadly distributed communication to customers relating to the Merger or the Bank Merger without the prior approval of First Federal Bancorp (which shall not be unreasonably withheld, delayed or conditioned), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxiv)     (1) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger or the Bank Merger from qualifying as reorganizations within the meaning of Section 368(a) of the IRC, or (2) take any action that is reasonably likely to result in a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; or

(xxv)    agree to do any of the foregoing.

Section 5.02         Current Information.

(a)          During the period from the date of this Agreement to the Effective Time, Alpena Banking Corporation will cause one or more of its representatives to confer with representatives of First Federal Bancorp and report on the general status of its ongoing operations at such times as First Federal Bancorp may reasonably request, provided that such representatives shall be subject to the Confidentiality Agreement. Alpena Banking Corporation will promptly notify First Federal Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Alpena Banking Corporation or any Alpena Banking Subsidiary. Without limiting the foregoing, senior officers of First Federal Bancorp and Alpena Banking Corporation shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Alpena Banking Corporation and its Subsidiaries, in accordance with applicable law, and Alpena Banking Corporation shall give due consideration to First Federal Bancorp’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither First Federal Bancorp nor any First Federal Bancorp Subsidiary shall under any circumstance be permitted to exercise control of Alpena Banking Corporation or any Alpena Banking Subsidiary prior to the Effective Time.

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(b)          Representatives of Bank of Alpena and First Federal Bank shall meet on a regular basis to discuss and plan for the conversion of Bank of Alpena’s data processing and related electronic informational systems to those used by First Federal Bank, which planning shall include, but not be limited to, discussion of the possible termination by Bank of Alpena of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Bank of Alpena in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Bank of Alpena shall not be obligated to take any such action prior to the Effective Time and no conversion shall take place prior to the Effective Time. In the event that Bank of Alpena takes, at the request of First Federal Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, First Federal Bank shall indemnify Bank of Alpena for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a willful breach of this Agreement by Alpena Banking Corporation, or a termination of this Agreement under Section 10.01(g) or 10.01(i).

(c)          Bank of Alpena shall provide First Federal Bank, within fifteen (15) business days after the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month, and (iv) impaired loans). On a monthly basis, Bank of Alpena shall provide First Federal Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d)          Alpena Banking Corporation shall promptly inform First Federal Bancorp upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any Federal, state or local commission, agency or board) relating to the alleged liability of Alpena Banking Corporation or any Alpena Banking Subsidiary under any labor or employment law.

Section 5.03         Access to Properties and Records.

(a)          Alpena Banking Corporation agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford First Federal Bancorp, and First Federal Bancorp’s officers, employees, counsel, accountants and other authorized Representatives, such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including tax returns and work papers of independent auditors), properties, personnel and to such other information as First Federal Bancorp may reasonably request and, during such period, it will furnish promptly to First Federal Bancorp (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities or banking laws, and (2) all other information concerning its business, properties and personnel as First Federal Bancorp may reasonably request. Alpena Banking Corporation or any of its Subsidiaries will not be required to afford access or disclose information that would violate or prejudice the rights of its customers, jeopardize attorney-client privilege or contravene any provisions of applicable law, rule or regulation or any binding agreement with any third party. The Parties will make appropriate substitute arrangements in circumstances where the previous sentence applies. Each party will hold any information that is nonpublic and confidential in accordance with the confidentiality provisions of the Confidentiality Agreement.  No investigation by any party of the business and affairs of the other party, pursuant to this Section of the Agreement or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

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(b)          First Federal Bancorp may elect, at its own expense, to conduct a “phase I environmental audit” and a “phase II environmental audit” at each Bank of Alpena branch at a time or times mutual agreeable to the Parties prior to the Closing Date; provided, however, that First Federal Bancorp may elect to conduct a “phase II environmental audit” prior to the Closing only to the extent that a “phase II environmental audit” is recommended by the “phase I environmental audit” as a result of a “Recognized Environmental Condition” (as such term is defined by The American Society for Testing Materials) identified in the “phase I environmental audit,” and provided that as to any “phase II environmental audits” performed at a branch which Bank of Alpena leases, the landlord pursuant to the applicable lease has consented to such “phase II environmental audit” if such consent is necessary pursuant to the lease. Bank of Alpena will use its commercially reasonable efforts (at no cost to Alpena Banking Corporation or Bank of Alpena) to obtain such landlord consent. Prior to performing any “phase II environmental audits,” First Federal Bancorp will provide Bank of Alpena with a copy of its proposed work plan and First Federal Bancorp will cooperate in good faith with Bank of Alpena to address any comments or suggestions made by Bank of Alpena regarding the work plan. First Federal Bancorp and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Bank of Alpena’s operation of its business, and First Federal Bancorp shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. First Federal Bancorp shall be required to restore each property upon which environmental testing has been performed to substantially its pre-assessment condition. All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” and any restoration and clean up, shall be borne solely by First Federal Bancorp. Any access to the Bank of Alpena branches hereunder shall be at the sole risk of First Federal Bancorp and, in connection therewith, First Federal Bancorp agrees to indemnify and hold harmless Alpena Banking Corporation and Bank of Alpena with respect to any damages or losses resulting from or arising out of such access. A full and complete copy of all phase I environmental audits and phase II environmental audits prepared under this Section shall be provided to Alpena Banking Corporation within five (5) days of receipt thereof by First Federal Bancorp.

Section 5.04         Financial and Other Statements.

(a)          Promptly upon receipt thereof, Alpena Banking Corporation will furnish to First Federal Bancorp copies of each annual, interim or special audit of the financial statements of Alpena Banking Corporation and the Alpena Banking Corporation Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Alpena Banking Corporation by such auditors in connection with each annual, interim or special audit of the financial statements of Alpena Banking Corporation and the Alpena Banking Corporation Subsidiaries made by such auditors.

(b)          Alpena Banking Corporation will furnish to First Federal Bancorp copies of all documents, statements and reports as it or any Alpena Banking Subsidiary shall send to its shareholders, the FDIC, the FRB, the DIFS or any other Regulatory Authority, except as legally prohibited thereby. Within 25 days after the end of each month, Alpena Banking Corporation will deliver to First Federal Bancorp a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

Section 5.05         Maintenance of Insurance.

Alpena Banking Corporation shall maintain, and cause each Alpena Banking Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

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Section 5.06         Disclosure Supplements.

From time to time prior to the Effective Time, Alpena Banking Corporation will promptly supplement or amend the Alpena Banking Corporation Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Alpena Banking Corporation Disclosure Schedule or that is necessary to correct any information in such Alpena Banking Corporation Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Alpena Banking Corporation Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII.

Section 5.07         Consents and Approvals of Third Parties.

Alpena Banking Corporation shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 5.08         Reasonable Best Efforts.

Subject to the terms and conditions herein provided, Alpena Banking Corporation agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.09         Failure to Fulfill Conditions.

If Alpena Banking Corporation determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Federal Bancorp.

Section 5.10         No Solicitation.

(a)          Alpena Banking Corporation shall not, and shall not authorize or permit the Alpena Banking Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Federal Bancorp) any information or data with respect to Alpena Banking Corporation or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Alpena Banking Corporation is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Alpena Banking Corporation and its Subsidiaries shall, and shall cause each of Alpena Banking Corporation Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

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For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal from First Federal Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Alpena Banking Corporation or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Alpena Banking Corporation or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Alpena Banking Corporation and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Alpena Banking Corporation or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Alpena Banking Corporation or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)          Notwithstanding Section 5.10(a), Alpena Banking Corporation may take any of the actions described in clause (ii) of Section 5.10(a) if, but only if, prior to the date of the Alpena Banking Corporation Shareholders Meeting: (i) Alpena Banking Corporation has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.10; (ii) the Alpena Banking Corporation Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; and (iii) prior to furnishing or affording access to any information or data with respect to Alpena Banking Corporation or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Alpena Banking Corporation receives from such Person a confidentiality agreement with terms no less favorable to Alpena Banking Corporation than those contained in the Confidentiality Agreement between Alpena Banking Corporation and First Federal Bancorp. Alpena Banking Corporation shall promptly provide to First Federal Bancorp any material, non-public information regarding Alpena Banking Corporation or its Subsidiaries provided to any other Person that was not previously provided to First Federal Bancorp, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Alpena Banking Corporation Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor: (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Alpena Banking Corporation Common Stock or all, or substantially all, of the assets of Alpena Banking Corporation and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that involves consideration to the holders of the shares of Alpena Banking Corporation Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Alpena Banking Corporation’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, and which proposal is not conditioned upon obtaining additional financing; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal, including any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby.

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(c)          Alpena Banking Corporation shall promptly (and in any event within twenty-four (24) hours) notify First Federal Bancorp in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Alpena Banking Corporation or any Alpena Banking Corporation Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers unless: (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. Alpena Banking Corporation agrees that it shall keep First Federal Bancorp reasonably informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)          Neither the Alpena Banking Corporation Board nor any committee thereof shall withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to First Federal Bancorp in connection with the transactions contemplated by this Agreement (including the Merger), the Alpena Banking Corporation Recommendation (as defined in Section 7.01(a)), or make any statement, filing or release, in connection with the Alpena Banking Corporation Shareholders Meeting or otherwise, inconsistent with the Alpena Banking Corporation Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Alpena Banking Corporation Recommendation).

(e)          Notwithstanding Section 5.10(d), prior to the date of Alpena Banking Corporation Shareholders Meeting, the Board of Directors of Alpena Banking Corporation may approve or recommend to the shareholders of Alpena Banking Corporation a Superior Proposal and withdraw, qualify or modify the Alpena Banking Corporation Recommendation in connection therewith (a “Alpena Banking Corporation Subsequent Determination”) after the third (3rd) Business Day following First Federal Bancorp’s receipt of a notice (the “Notice of Superior Proposal”) from Alpena Banking Corporation advising First Federal Bancorp that the Alpena Banking Corporation Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.10) constitutes a Superior Proposal (it being understood that Alpena Banking Corporation shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Alpena Banking Corporation proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the Alpena Banking Corporation Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to Alpena Banking Corporation’s shareholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by First Federal Bancorp since its receipt of such Notice of Superior Proposal (provided, however, that First Federal Bancorp shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Alpena Banking Corporation Board has again in good faith made the determination (A) in clause (i) of this Section 5.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal.

Section 5.11         Reserves and Merger-Related Costs.

Alpena Banking Corporation agrees to consult with First Federal Bancorp with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). First Federal Bancorp and Alpena Banking Corporation shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as First Federal Bancorp shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until First Federal Bancorp shall have irrevocably certified to Alpena Banking Corporation that all conditions set forth in Article VIII to the obligation of First Federal Bancorp to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

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Section 5.12         Board of Directors Meetings.

Alpena Banking Corporation and Bank of Alpena shall permit up to two (2) representatives of First Federal Bancorp to attend in person any meetings of the Board of Directors of Alpena Banking Corporation and/or Bank of Alpena as observers, subject to the Confidentiality Agreement; provided, that neither Alpena Banking Corporation nor Bank of Alpena shall be required to permit the First Federal Bancorp representatives to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Alpena Banking Corporation or Bank of Alpena or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to First Federal Bancorp’s participation. First Federal Bancorp shall bear all legal and financial responsibility for ensuring that observer rights shall not constitute control of Alpena Banking Corporation or Bank of Alpena under applicable laws.

ARTICLE VI
COVENANTS OF FIRST FEDERAL BANCORP

Section 6.01         Conduct of Business.

(a)         Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Alpena Banking Corporation, which consent will not be unreasonably withheld, First Federal Bancorp will, and will cause each First Federal Subsidiary to operate its business in the usual, regular and ordinary course of business and use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises.

(b)       Negative Covenants. First Federal Bancorp agrees that from the date of this Agreement until the Effective Time, except as otherwise specifically permitted or required by this Agreement or as Previously Disclosed, without the written consent of Alpena Banking Corporation (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each First Federal Subsidiary not to:

(i)          change or waive any provision of its Articles of Incorporation or Bylaws in a manner that would materially and adversely affect the benefits of the Merger to the holders of Alpena Banking Corporation Common Stock;

(ii)         change the number of authorized or issued shares of its capital stock, issue any shares of First Federal Bancorp Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify any shares of capital stock, provided that First Federal Bancorp may issue shares of capital stock or Rights, or make grants or awards, under equity compensation plans or arrangements that are existing as of the date of this Agreement;

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(iii)        declare or pay any dividend or make any other distribution to First Federal Bancorp shareholders, whether in cash, stock or other property, except at such times and in such amounts as consistent with past practice, it being understood that the payment of dividends in amounts of up to $0.02 per share per quarter shall be considered consistent with past practice;

(iv)        merge or consolidate First Federal Bancorp with any other corporation in any transaction in which First Federal Bancorp is not the surviving company (a “Sale Transaction”), unless the acquirer in such transaction expressly agrees to be bound by this Agreement and, if such transaction is closed prior to the Effective Time of the Merger, any appropriate adjustment is made to the Exchange Ratio so that the Alpena Banking Corporation Shareholders receive the same benefits of the Sale Transaction as if they were shareholders of First Federal Bancorp at the time of the closing of the Sale Transaction;

(v)         voluntarily take any action which would result in any of the representations and warranties of First Federal Bancorp set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VIII hereof not being satisfied, except in each case as may be required by applicable law;

(vi)        take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Federal Bancorp or Alpena Banking Corporation to obtain any Regulatory Approvals or approvals of Governmental Entities required for the transactions contemplated hereby or to perform its covenants under the Agreement.

(vii)       (1) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger or the Bank Merger from qualifying as reorganizations within the meaning of Section 368(a) of the IRC, or (2) take any action that is reasonably likely to result in a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; or

(viii)      agree to do any of the foregoing.

Section 6.02         Current Information.

(a)          During the period from the date of this Agreement to the Effective Time, First Federal Bancorp will cause one or more of its representatives to confer with representatives of Alpena Banking Corporation and report on the general status of matters relating to the completion of the transactions contemplated hereby and on its ongoing operations, at such times as Alpena Banking Corporation may reasonably request, provided that such representatives shall be subject to the Confidentiality Agreement. First Federal Bancorp will promptly notify Alpena Banking Corporation of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings, or the institution or the threat of material litigation involving First Federal Bancorp and its Subsidiaries. Without limiting the foregoing, senior officers of First Federal Bancorp and Alpena Banking Corporation shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of First Federal Bancorp and its Subsidiaries, in accordance with applicable law, and First Federal Bancorp shall give due consideration to Alpena Banking Corporation’s input on such matters.

(b)          First Federal Bank shall provide Bank of Alpena, within fifteen (15) business days after the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month, and (iv) impaired loans). On a monthly basis, First Federal Bank shall provide Bank of Alpena with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

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(c)          First Federal Bancorp shall promptly inform Alpena Banking Corporation upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any Federal, state or local commission, agency or board) relating to the alleged liability of First Federal Bancorp or any First Federal Banking Subsidiary under any labor or employment law.

Section 6.03         Access to Properties and Records.

(a)          First Federal Bancorp agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford Alpena Banking Corporation, and Alpena Banking Corporation’s officers, employees, counsel, accountants and other authorized Representatives, such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including tax returns and work papers of independent auditors), properties, personnel and to such other information as Alpena Banking Corporation may reasonably request and, during such period, it will furnish promptly to Alpena Banking Corporation (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities or banking laws, and (2) all other information concerning its business, properties and personnel as Alpena Banking Corporation may reasonably request. First Federal Bancorp or any of its Subsidiaries will not be required to afford access or disclose information that would violate or prejudice the rights of its customers, jeopardize attorney-client privilege or contravene any provisions of applicable law, rule or regulation or any binding agreement with any third party. The Parties will make appropriate substitute arrangements in circumstances where the previous sentence applies. Each party will hold any information that is nonpublic and confidential in accordance with the confidentiality provisions of the Confidentiality Agreement. No investigation by any party of the business and affairs of the other party, pursuant to this Section of the Agreement or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

(b)          Alpena Banking Corporation may elect, at its expense, to conduct a “phase I environmental audit” and a “phase II environmental audit” at each First Federal Bank branch at a time or times mutually agreeable to the Parties prior to the Closing Date; provided, however, that Alpena Banking Corporation may elect to conduct a “phase II environmental audit” prior to the Closing only to the extent that a “phase II environmental audit” is recommended by the “phase I environmental audit” as a result of a “Recognized Environmental Condition” (as such term is defined by The American Society for Testing Materials) identified in the “phase I environmental audit,” and provided that as to any “phase II environmental audits” performed at a branch which First Federal Bank leases, the landlord pursuant to the applicable lease has consented to such “phase II environmental audit” if such consent is necessary pursuant to the lease. First Federal Bank will use its commercially reasonable efforts (at no cost to First Federal Bancorp or First Federal Bank) to obtain such landlord consent. Prior to performing any “phase II environmental audits,” Alpena Banking Corporation will provide First Federal Bank with a copy of its proposed work plan and Alpena Banking Corporation will cooperate in good faith with First Federal Bank to address any comments or suggestions made by First Federal Bank regarding the work plan. Alpena Banking Corporation and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with First Federal Bank’s operation of its business, and Alpena Banking Corporation shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Alpena Banking Corporation shall be required to restore each property upon which environmental testing has been performed to substantially its pre-assessment condition. All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” and any restoration and clean up, shall be borne solely by Alpena Banking Corporation. Any access to the First Federal Bank branches hereunder shall be at the sole risk of Alpena Banking Corporation and, in connection therewith, Alpena Banking Corporation agrees to indemnify and hold harmless First Federal Bancorp and First Federal Bank with respect to any damages or losses resulting from or arising out of such access. A full and complete copy of all phase I environmental audits and phase II environmental audits prepared under this Section shall be provided to First Federal Bancorp within five (5) days of receipt thereof by Alpena Banking Corporation.

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Section 6.04         Financial and Other Statements.

(a)          First Federal Bancorp will make available to Alpena Banking Corporation (i) copies of all documents, statements and reports as it or any First Federal Subsidiary shall send to the OCC, the FRB, or any other Regulatory Authority, with respect to the Merger and the Bank Merger, and (ii) the First Federal Bancorp Securities Documents filed by it with the SEC.

(b)          Promptly upon receipt thereof, First Federal Bancorp will furnish to Alpena Banking Corporation copies of each annual, interim or special audit of the financial statements of First Federal Bancorp and the First Federal Bancorp Subsidiaries made by its independent auditors and copies of all internal control reports submitted to First Federal Bancorp by such auditors in connection with each annual, interim or special audit of the financial statements of First Federal Bancorp and the First Federal Bancorp Subsidiaries made by such auditors.

(c)          First Federal Bancorp will furnish to Alpena Banking Corporation copies of all documents, statements and reports as it or any Alpena Banking Subsidiary shall send to its shareholders, the FDIC, the FRB, the OCC or any other Regulatory Authority, except as legally prohibited thereby. Within 25 days after the end of each month, First Federal Bancorp will deliver to Alpena Banking Corporation a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

Section 6.05         Maintenance of Insurance.

First Federal Bancorp shall maintain, and cause each First Federal Bancorp Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

Section 6.06         Disclosure Supplements.

From time to time prior to the Effective Time, First Federal Bancorp will promptly supplement or amend the First Federal Bancorp Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such First Federal Bancorp Disclosure Schedule or which is necessary to correct any information in such First Federal Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such First Federal Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII.

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Section 6.07         Consents and Approvals of Third Parties; Reasonable Best Efforts.

First Federal Bancorp shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement, including assistance with Regulatory Authorities concerning the termination of any written agreement then in effect between Alpena Banking Corporation or any Alpena Banking Subsidiary and any Regulatory Authority. Subject to the terms and conditions herein provided, First Federal Bancorp agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.08         Failure to Fulfill Conditions.

If First Federal Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Alpena Banking Corporation.

Section 6.09         Employee Benefits.

(a)          First Federal Bancorp will review all Alpena Banking Corporation Compensation and Benefit Plans to determine whether to terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Alpena Banking Corporation or any Alpena Banking Subsidiary are changed or terminated by First Federal Bancorp, in whole or in part, First Federal Bancorp shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of First Federal Bancorp or applicable First Federal Bancorp Subsidiary (as of the date any such compensation or benefit is provided). Employees of Alpena Banking Corporation or any Alpena Banking Subsidiary who become participants in any First Federal Bancorp Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for service as an employee of Alpena Banking Corporation or any Alpena Banking Subsidiary or any predecessor thereto prior to the Effective Time, and provided further, that credit for benefit accrual purposes will be given only for purposes of First Federal Bancorp vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of First Federal Bancorp. This Agreement shall not be construed to limit the ability of First Federal Bancorp or First Federal Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(b)          First Federal Bancorp shall honor the terms of all employment, consulting and change in control agreements, if any, Previously Disclosed by Alpena Banking Corporation. Alpena Banking Corporation has Previously Disclosed the payments and benefits that would be required to be made/provided under the Alpena Banking Corporation Employment Agreements.

(c)          Nothing contained in this Agreement shall be construed to grant a contract of employment to any employee of Alpena Banking Corporation or any Alpena Banking Subsidiary who becomes an employee of First Federal Bancorp or First Federal Bank. Any employee of Bank of Alpena, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for cause) at the Bank Merger Effective Date or within one year following the Bank Merger Effective Date shall receive a lump sum severance payment from First Federal Bank equal to one week’s pay at the rate then in effect, for each full year of employment with Bank of Alpena, subject to a minimum of four weeks and a maximum of 26 weeks, provided that such employee enters into a release of claims against Bank of Alpena and First Federal Bank, their Subsidiaries and affiliates in a form satisfactory to First Federal Bank. Such Bank of Alpena employees will have the right to continued health coverage under group health plans of First Federal Bank in accordance with IRC Section 4980B(f) and ERISA Sections 601-609.

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(d)          In the event of any termination or consolidation of any Alpena Banking Corporation health plan with any First Federal Bancorp health plan, First Federal Bancorp shall make available to those employees of Alpena Banking Corporation or any of the Alpena Banking Subsidiaries who become employees of First Federal Bancorp or any of the First Federal Subsidiaries following the Merger and the Bank Merger (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to First Federal Bancorp employees. Unless a Continuing Employee affirmatively terminates coverage under an Alpena Banking Corporation health plan before the time that such Continuing Employee becomes eligible to participate in the First Federal Bancorp health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Alpena Banking Corporation health plans before the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of First Federal Bancorp and their dependents. In the event of a termination or consolidation of any Alpena Banking Corporation health plan, terminated Alpena Banking Corporation employees and qualified beneficiaries will have the right to continued coverage under group health plans of First Federal Bancorp in accordance with COBRA, consistent with the provisions below. All Alpena Banking Corporation employees who cease participating in an Alpena Banking Corporation health plan and become participants in a comparable First Federal Bancorp health plan (each a “Former Alpena Banking Corporation Health Plan Participant”) shall receive credit for any co-payment and deductibles paid under Alpena Banking Corporation’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the First Federal Bancorp health plan, upon substantiation, in a form satisfactory to First Federal Bancorp that such co-payment and/or deductible has been satisfied. With respect to any Former Alpena Banking Corporation Health Plan Participant, any coverage limitation under the First Federal Bancorp health plan due to any pre-existing condition shall be waived by the First Federal Bancorp health plan to the degree that such condition was covered by the Alpena Banking Corporation health plan and such condition would otherwise have been covered by the First Federal Bancorp health plan in the absence of such coverage limitation.

Section 6.10         Directors and Officers Indemnification and Insurance.

(a)          For a period of six years from and after the Effective Time, First Federal Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Alpena Banking Corporation or an Alpena Banking Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Alpena Banking Corporation or an Alpena Banking Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before or after the Effective Time. The obligation of First Federal Bancorp to the Indemnified Parties shall be to the fullest extent as would have been permitted by Alpena Banking Corporation under Alpena Banking Corporation’s Articles of Incorporation and Bylaws. First Federal Bancorp shall also pay all of an Indemnified Party’s expenses in advance of the final disposition of any such action or proceeding to the fullest extent, and in accordance with the required procedures, of Alpena Banking Corporation’s Articles of Incorporation and Bylaws.

(b)          If either First Federal Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Federal Bancorp shall assume the obligations set forth in this Section 6.08.

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(c)          First Federal Bancorp shall use its best efforts to maintain, or shall cause First Federal Bank to maintain, in effect for three years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Alpena Banking Corporation (provided, that First Federal Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall First Federal Bancorp be required to expend pursuant to this Section 6.08(c) an amount that in the aggregate is more than 100% of the annual premiums (the “Maximum Amount”) currently paid by Alpena Banking Corporation for such insurance and, if First Federal Bancorp is unable to maintain such policy as a result of this proviso, First Federal Bancorp shall obtain as much comparable insurance as is available for such Maximum Amount; provided further, that First Federal Bancorp may (i) request Alpena Banking Corporation to obtain an extended reporting period endorsement under Alpena Banking Corporation’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable to such persons in any material respect than Alpena Banking Corporation’s existing insurance policies as of the date hereof. In connection with the foregoing, Alpena Banking Corporation agrees in order for First Federal Bancorp to fulfill its agreement to provide directors’ and officers’ liability insurance policies for three years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d)          The obligations of First Federal Bancorp provided under this Section 6.08 are intended to be enforceable against First Federal Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of First Federal Bancorp.

Section 6.11         Stock Listing.

Prior to the Effective Time, First Federal Bancorp shall notify Nasdaq of the additional shares of First Federal Bancorp Common Stock to be issued by First Federal Bancorp in exchange for the shares of Alpena Banking Corporation Common Stock.

Section 6.12         Board of Directors Meetings.

First Federal Bancorp and First Federal Bank shall permit up to two representatives of Alpena Banking Corporation to attend in person any meetings of the Board of Directors of First Federal Bancorp and/or First Federal Bank as observers, subject to the Confidentiality Agreement; provided, that neither First Federal Bancorp nor First Federal Bank shall be required to permit the Alpena Banking Corporation representatives to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby. Alpena Banking Corporation shall bear all legal and financial responsibility for ensuring that observer rights shall not constitute control of First Federal Bancorp or First Federal Bank under applicable laws.

Section 6.13 Board of Directors.

At the Effective Time, First Federal Bancorp and First Federal Bank shall each expand the size of their respective Boards of Directors to consist of nine (9) members, and shall cause four (4) individuals serving on Alpena Banking Corporation’s Board of Directors immediately prior to the Effective Time to be added to the Boards of Directors of First Federal Bancorp and First Federal Bank. Such individuals shall be selected by the board of directors of First Federal Bancorp, subject to the approval of Alpena Banking Corporation (which shall not be unreasonably withheld). First Federal Bancorp and First Federal Bank covenant and agree to take such actions as may be required to carry out the forgoing, including the securing of resignations of a sufficient number of incumbent members of the respective boards of directors of First Federal Bancorp and First Federal Bank and the appointment of the designated former directors of Alpena Banking Corporation and Bank of Alpena to the respective boards.

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Section 6.14         First Federal Bancorp Recommendation.

(a)          Except as provided otherwise below, neither the First Federal Bancorp Board nor any committee thereof shall withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Alpena Banking Corporation in connection with the transactions contemplated by this Agreement (including the Merger), the First Federal Bancorp Recommendation (as defined in Section 7.01(b)), or make any statement, filing or release, in connection with the First Federal Bancorp Shareholders Meeting or otherwise, inconsistent with the First Federal Bancorp Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the First Federal Bancorp Recommendation).

(b)          Notwithstanding Section 6.14(a), prior to the date of the First Federal Bancorp Shareholders Meeting, the Board of Directors of First Federal Bancorp may withdraw, qualify or modify, or propose to withdraw, qualify or modify the First Federal Bancorp Recommendation if the First Federal Bancorp Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law.

ARTICLE VII
REGULATORY AND OTHER MATTERS

Section 7.01         Meetings of Shareholders.

(a)          Alpena Banking Corporation will (i) except as otherwise provided in Section 5.10, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, to consider this Agreement and the Merger (the “Alpena Banking Corporation Shareholders Meeting”), (ii) subject to Section 5.10, through its Board of Directors, in connection with the solicitation of proxies with respect to the Alpena Banking Corporation Shareholders Meeting, recommend approval of this Agreement to the Alpena Banking Corporation shareholders (the “Alpena Banking Corporation Recommendation”); and (iii) cooperate and consult with First Federal Bancorp with respect to each of the foregoing matters.  Subject to the foregoing, Alpena Banking Corporation and the Alpena Banking Corporation Board of Directors will use their reasonable best efforts to obtain from its shareholders the votes necessary to approve the adoption of this Agreement.

(b)          First Federal Bancorp will (i) except as otherwise provided in Section 6.14(b), take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, to consider this Agreement and the Merger (the “First Federal Bancorp Shareholders Meeting”), (ii) subject to Section 6.14(b), through its Board of Directors, in connection with the solicitation of proxies with respect to the First Federal Bancorp Shareholders Meeting, recommend approval of this Agreement to the First Federal Bancorp shareholders (the “First Federal Bancorp Recommendation”); and (iii) cooperate and consult with Alpena Banking Corporation with respect to each of the foregoing matters.  Subject to the foregoing, First Federal Bancorp and the Board of Directors will use their reasonable best efforts to obtain shareholder approval of this Agreement.

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Section 7.02         Proxy Statement-Prospectus; Merger Registration Statement.

(a)          For the purposes of (i) registering with the SEC under the Securities Act the First Federal Bancorp Common Stock to be offered to holders of Alpena Banking Corporation Common Stock in connection with the Merger, and (ii)  holding the Alpena Banking Corporation Shareholders Meeting and the First Federal Bancorp Shareholders Meeting, First Federal Bancorp shall draft and prepare, and Alpena Banking Corporation shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Alpena Banking Corporation to the Alpena Banking Corporation shareholders and mailed by First Federal Bancorp to the First Federal Bancorp shareholders together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). First Federal Bancorp shall provide Alpena Banking Corporation and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. First Federal Bancorp shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC as soon as practicable following execution of this Agreement. Each of First Federal Bancorp and Alpena Banking Corporation shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Alpena Banking Corporation and First Federal Bancorp shall each thereafter promptly mail the Proxy Statement-Prospectus to their respective shareholders. First Federal Bancorp shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Alpena Banking Corporation shall furnish all information concerning Alpena Banking Corporation and the holders of Alpena Banking Corporation Common Stock as may be reasonably requested in connection with any such action.

(b)          First Federal Bancorp will advise Alpena Banking Corporation promptly after First Federal Bancorp receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of First Federal Bancorp Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and First Federal Bancorp will provide Alpena Banking Corporation with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Alpena Banking Corporation may reasonably request.

(c)          Alpena Banking Corporation and First Federal Bancorp shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Alpena Banking Corporation shall cooperate with First Federal Bancorp in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and First Federal Bancorp shall file an amended Merger Registration Statement with the SEC, and each of Alpena Banking Corporation and First Federal Bancorp shall mail an amended Proxy Statement-Prospectus to their respective shareholders.

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Section 7.03         Regulatory Approvals.

The Parties will cooperate with each other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Regulatory Authorities and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. The Parties will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made to any Regulatory Authority or Governmental Entity in connection with the Merger and the Bank Merger, and the other transactions contemplated by this Agreement. Alpena Banking Corporation shall have the right to review the information relating to Alpena Banking Corporation and any of its Subsidiaries, which appears in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority or any Governmental Entity. First Federal Bancorp shall give Alpena Banking Corporation and its counsel the opportunity to review each filing prior to its being filed with a Regulatory Authority and shall give Alpena Banking Corporation and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

ARTICLE VIII
CLOSING CONDITIONS

Section 8.01         Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a)          Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of each of Alpena Banking Corporation and First Federal Bancorp.

(b)          Injunctions. None of the Parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Regulatory Authority that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c)          Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all written agreements then in effect between Alpena Banking Corporation or any Alpena Banking Subsidiary and any Regulatory Authority will have been terminated or the Regulatory Authority has agreed to terminate such written agreement contemporaneously with the Closing; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired. No such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of First Federal Bancorp, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the Parties.

(d)          Third Party Consents. The Parties shall have obtained the consent or approval of each person (other than the Regulatory Approvals and other approvals, authorizations and consents of Governmental Entities referred to in Section 8.01(c)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except for those for which failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on First Federal Bancorp (after giving effect to the consummation of the transactions contemplated hereby).

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(e)          Merger Registration Statement. The Merger Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(f)          Nasdaq Listing. The shares of First Federal Bancorp Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 8.02         Conditions to the Obligations of First Federal Bancorp under this Agreement.

The obligations of First Federal Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

(a)          Representations and Warranties. Subject to the standard set forth in Section 3.01, each of the representations and warranties of Alpena Banking Corporation set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), and Alpena Banking Corporation shall have delivered to First Federal Bancorp a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Alpena Banking Corporation as of the Closing Date.

(b)          Agreements and Covenants. Alpena Banking Corporation shall have performed in all material respects all obligations, and complied in all material respects with all agreements or covenants, to be performed or complied with by it at or prior to the Effective Time. First Federal Bancorp shall have received a certificate signed on behalf of Alpena Banking Corporation by the Chief Executive Officer and Chief Financial Officer of Alpena Banking Corporation to such effects dated as of the Effective Time.

(c)          Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, First Federal Bancorp shall have received an opinion of counsel to First Federal Bancorp, reasonably acceptable in form and substance to First Federal Bancorp, dated as of the Closing Date, substantially to the effect that for Federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described herein, such counsel may require and rely upon customary representations contained in certificates of officers of First Federal Bancorp and Alpena Banking Corporation and their respective Subsidiaries.

Section 8.03         Conditions to the Obligations of Alpena Banking Corporation under this Agreement.

The obligations of Alpena Banking Corporation under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.03 at or prior to the Closing Date:

(a)          Representations and Warranties. Subject to the standard set forth in Section 4.01, each of the representations and warranties of First Federal Bancorp set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date); and First Federal Bancorp shall have delivered to Alpena Banking Corporation a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of First Federal Bancorp as of the Effective Time.

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(b)          Agreements and Covenants. First Federal Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Alpena Banking Corporation shall have received a certificate signed on behalf of First Federal Bancorp by the Chief Executive Officer and Chief Financial Officer to such effects dated as of the Effective Time.

(c)          Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Alpena Banking Corporation shall have received an opinion of counsel to First Federal Bancorp, reasonably acceptable in form and substance to Alpena Banking Corporation, dated as of the Closing Date, substantially to the effect that for Federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described herein, such counsel may require and rely upon customary representations contained in certificates of officers of First Federal Bancorp and Alpena Banking Corporation and their respective Subsidiaries.

ARTICLE IX
THE CLOSING

Section 9.01         Time and Place.

Subject to the provisions of Articles VIII and X hereof, the Closing of the transactions contemplated hereby shall occur at such place and time upon which First Federal Bancorp and Alpena Banking Corporation mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place on the day prior to the Closing Date.

Section 9.02         Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to First Federal Bancorp and Alpena Banking Corporation drafts of the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

Section 10.01         Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Alpena Banking Corporation:

(a)          At any time by the mutual written agreement of First Federal Bancorp and Alpena Banking Corporation;

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(b)          By the Board of Directors of either First Federal Bancorp or Alpena Banking Corporation (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been any breach of any of the representations or warranties set forth in this Agreement on the part of one of the other Parties, which breach (i) if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of the conditions set forth in Sections 8.02(a) or 8.03(a), as the case may be and (ii) by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c)          By the Board of Directors of either First Federal Bancorp or Alpena Banking Corporation (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of one of the other Parties, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d)          By the Board of Directors of either First Federal Bancorp or Alpena Banking Corporation if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by First Federal Bancorp and Alpena Banking Corporation; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)          By the Board of Directors of either First Federal Bancorp or Alpena Banking Corporation if (x) the shareholders of Alpena Banking Corporation shall have voted at the Alpena Banking Corporation Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (y) the shareholders of First Federal Bancorp shall have voted at the First Federal Bancorp Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

(f)          By the Board of Directors of either First Federal Bancorp or Alpena Banking Corporation if (i) final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g)          By the Board of Directors of First Federal Bancorp if the Board of Directors of Alpena Banking Corporation does not publicly recommend in the Proxy Statement-Prospectus that shareholders approve this Agreement or if, after recommending in the Proxy Statement-Prospectus that shareholders approve this Agreement, the Board of Directors withdraws its recommendation or modifies or qualifies its recommendation in a manner adverse to First Federal Bancorp;

(h)          By the Board of Directors of Alpena Banking Corporation if the Board of Directors of First Federal Bancorp does not publicly recommend in the Proxy Statement-Prospectus that shareholders approve this Agreement or if, after recommending in the Proxy Statement-Prospectus that shareholders approve this Agreement, the Board of Directors withdraws its recommendation or modifies or qualifies its recommendation in a manner adverse to Alpena Banking Corporation;

(i)          By the Board of Directors of Alpena Banking Corporation: (i) at any time before the approval of this Agreement by Alpena Banking Corporation’s shareholders, if Alpena Banking Corporation has received a Superior Proposal, and in accordance with Section 5.10 of this Agreement, the Board of Directors of Alpena Banking Corporation has made a determination to terminate this Agreement in order to accept such Superior Proposal; and (ii) Alpena Banking Corporation has paid the termination fee set forth below in Section 10.02(b)(iii).

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(j)          By the Board of Directors of Alpena Banking Corporation if total shareholders’ equity of First Federal Bancorp, on the last day of the month prior to the month of Closing, computed in accordance with GAAP, is less than $22,060,000, adjusted to eliminate the effect of (x) transaction costs associated with Merger and the Bank Merger and (y) changes in accumulated other comprehensive income (loss).

(k)         By the Board of Directors of First Federal Bancorp if total shareholders’ equity of Alpena Banking Corporation, on the last day of the month prior to the month of Closing, computed in accordance with GAAP, is less than $6,307,000, adjusted to eliminate the effect of (x) transaction costs associated with Merger and the Bank Merger and (y) changes in accumulated other comprehensive income.

(l)          By Alpena Banking Corporation in the event First Federal Bancorp shall, prior to the Effective Time, enter into any agreement, whether or not binding, to merge or consolidate First Federal Bancorp with any other corporation in any transaction in which First Federal Bancorp is not the surviving entity.

Section 10.02         Effect of Termination.

(a)          In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.02, 11.01, 11.02, 11.06, 11.09, 11.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b)          If this Agreement is terminated, expenses and damages of the Parties hereto shall be determined as follows:

(i)          Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii)         In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all liabilities and damages sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii)        As a condition of First Federal Bancorp’s willingness, and to induce First Federal Bancorp to enter into this Agreement, and/or to reimburse First Federal Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Alpena Banking Corporation hereby agrees to pay First Federal Bancorp, and First Federal Bancorp shall be entitled to payment of, a fee equal to $200,000 or, if greater, reimbursement up to $400,000 for actual costs and expenses incurred by First Federal Bancorp and First Federal Bank related to entering into this Agreement and consummating the transactions contemplated by this Agreement (including out-of-pocket legal, financial advisory, due diligence, printing, postage and consulting expenses), following the occurrence of any of the events set forth below:

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(A)         Alpena Banking Corporation terminates this Agreement pursuant to Section 10.01(i); or

(B)         The entering into a definitive agreement by Alpena Banking Corporation relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Alpena Banking Corporation within twelve (12) months after the occurrence of any of the following: (i) the termination of this Agreement by First Federal Bancorp pursuant to Section 10.01(b) or 10.01(c) because of, in either case, a willful breach by Alpena Banking Corporation; or (ii) the termination of this Agreement by First Federal Bancorp pursuant to Section 10.01(g); or (iii) the failure of the shareholders of Alpena Banking Corporation to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.

(iv)        As a condition of Alpena Banking Corporation’s willingness, and to induce Alpena Banking Corporation to enter into this Agreement, and/or to reimburse Alpena Banking Corporation for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, First Federal Bancorp hereby agrees to reimburse Alpena Banking Corporation, and Alpena Banking Corporation shall be entitled to reimbursement of, out-of-pocket legal, financial advisory, due diligence, printing, postage and consulting expenses incurred by Alpena Banking Corporation and Bank of Alpena in connection with the transactions contemplated by this Agreement up to a maximum of $200,000, if Alpena Banking Corporation terminates this Agreement pursuant to Section 10.01(h).

(c)          Any fee payable pursuant to Section 10.02(b)(iii)(A) or Section 10.02(b)(iv) shall be made by wire transfer of immediately available funds at the time of termination. Any fee payable pursuant to Section 10.02(b)(iii)(B) shall be made by wire transfer of immediately available funds within two (2) business days after written demand for payment. The right to receive payment of the fee under Section 10.02(b)(iii) will constitute the sole and exclusive remedy of First Federal Bancorp against Alpena Banking Corporation and their respective officers and directors with respect to a termination on the bases specified in paragraphs (A) or (B) of Section 10.02(b)(iii). The right to receive payment of the fee under Section 10.02(b)(iv) will constitute the sole and exclusive remedy of Alpena Banking Corporation against First Federal Bancorp and their respective officers and directors with respect to a termination on the basis specified in Section 10.02(b)(iv).

Section 10.03         Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Alpena Banking Corporation), the Parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Alpena Banking Corporation, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Alpena Banking Corporation’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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ARTICLE XI
MISCELLANEOUS

Section 11.01         Confidentiality.

Except as specifically set forth herein, First Federal Bancorp and Alpena Banking Corporation mutually agree to be bound by the terms of the confidentiality agreement dated August 9, 2013 (the “Confidentiality Agreement”) previously executed by the Parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The Parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

Section 11.02         Public Announcements.

Alpena Banking Corporation and First Federal Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Alpena Banking Corporation nor First Federal Bancorp shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the Parties hereto. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation with the other party), issue such press release or public disclosure as may upon the advice of counsel be required by law or the rules and regulations of the applicable securities exchange, as the case may be.

Section 11.03         Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 11.04         Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

(a)   If to First Federal Bancorp to:

First Federal of Northern Michigan Bancorp, Inc.

100 South Second Avenue

Alpena,  Michigan 49707

Attn: Michael W. Mahler

President and Chief Executive Officer

Fax: (989) 356-0909

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with a copy to:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Ave., NW

Suite 780

Washington, DC 20015

Attn:     Eric Luse, Esq.

      Steven T. Lanter, Esq.

Fax: (202) 362-2902

(b)   If to Alpena Banking Corporation to:

Alpena Banking Corporation

468 North Ripley Boulevard

Alpena,  Michigan 49707

Attn: Craig A. Kus

President and Chief Executive Officer

Fax: (989) 358-9909

with a copy to:

Shumaker, Loop & Kendrick, LLP

1000 Jackson St.

Toledo, Ohio 43604

Attn:      Martin D. Werner, Esq.

Fax:       (419) 241-3108

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

Section 11.05         Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article II and Sections 6.08 and 6.10, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.06         Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.01, contains the entire agreement and understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.01 hereof) between the Parties, both written and oral, with respect to its subject matter.

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Section 11.07         Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 11.08         Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.09         Governing Law.

This Agreement shall be governed by the laws of the State of Michigan, without regard to conflicts of laws principles.

Section 11.10         Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11         Specific Performance; Jurisdiction.

The Parties hereto agree that irreparable damage would occur if the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Michigan Eastern District or in any state court in the State of Michigan, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Michigan Eastern District or of any state court located in the State of Michigan if any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Michigan Eastern District or a state court located in the State of Michigan.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

/s/ Michael W. Mahler
By:	Michael W. Mahler, President and Chief Executive Officer

ALPENA BANKING CORPORATION

/s/ Craig A. Kus
By:	Craig A. Kus, President and Chief Executive Officer

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